As filed with the Securities and Exchange Commission on February 3, 2000
                                                      Registration No. 333-26673
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                         ------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                         ------------------------------

                                 EUROTECH, LTD.
             (Exact name of registrant as specified in its charter)

                          -----------------------------

                                                                <C
   District of Columbia                   873-8731                   33-066435
(State or jurisdiction of       (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)  Classification Code Number)     Identification No.

                  1216 16th Street, N.W., Washington, DC 20036
                                 (202) 466-5448
          (Address and telephone number of principal executive offices)

                         -------------------------------

            Don V. Hahnfeldt                  Copies of communications to:
 President and Chief Executive Officer            Max A. Stolper, Esq.
         1216 16th Street, N.W.               Leonard Hurt Frost & Lilly PC
          Washington, DC 20036                     1701 K Street, N.W.
             (202) 466-5448                             Suite 300
      (Name, address and telephone              Washington, DC 20006-1522
      number of agent for service)                   (202) 223-2500

                              ------------------------------

      Approximate dates of proposed sales to the public: From time to time after this Post-Effective Amendment to the Registration Statement becomes effective

                             -------------------------------

      If any of the securities being registered on this Form are to be offered on a delayed or continuing basis pursuant to Rule 415 under the Securities Act of 1933, check the following box |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 426(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|.

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                 EUROTECH, LTD.
         Cross reference sheet pursuant to Item 501(b) of Regulation S-K

Registration Statement Items and Headings         Location in Prospectus
-----------------------------------------         ------------------------------

1.  Forepart of the Registration Statement
    and Outside Front Cover of Prospectus .....   Facing page of registration
                                                  statement and outside front
                                                  cover page

2.  Inside Front and Outside Back Cover Pages
    of Prospectus .............................   Inside front and outside back
                                                  cover page

3.  Summary Information, Risk Factors and
    Ratio of Earnings to Fixed Charges ........   Prospectus Summary; Risk
                                                  Factors

4.  Use of Proceeds............................   *

5.  Determination of Offering Price............   *

6.  Dilution...................................   *

7.  Selling Security Holders...................   Prospectus Summary; Principal
                                                  and Selling Shareholders;
                                                  Shares Eligible for Future
                                                  Sale

8.  Plan of Distribution.......................   Plan of Distribution

9.  Description of Securities to Be Registered.   Description of Securities

10. Interests of Named Experts and Counsel.....   *

11. Information with Respect to the Registrant.   Cover Page; Prospectus
                                                  Summary; Summary Financial
                                                  Information; Risk Factors;
                                                  Dividends; Capitalization;
                                                  Certain Recent Transactions;
                                                  Our Management's Discussion
                                                  and Analysis of Financial
                                                  Condition and Results of
                                                  Operations; Our Business;
                                                  Market for Our Common Stock;
                                                  Management; Transactions with
                                                  Major Shareholders, Directors
                                                  and Officers; Principal and
                                                  Selling Shareholders; Shares
                                                  Eligible for Future Sale;
                                                  Financial Statements

12. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities ...............................   Part II of the Registration
                                                  Statement

----------
      *     Not Applicable

                        11,867,626 SHARES OF COMMON STOCK

                                       OF

                                 EUROTECH, LTD.

      This prospectus relates to the possible resale of shares of our common stock by some of our existing shareholders. We will not receive any proceeds from the sale of these shares.

      Our common stock is traded on the NASDAQ Bulletin Board under the symbol "EURO." The last sale price for our common stock, as reported on the Bulletin Board on January 31, 2000, was $2.625.

      We will bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares being offered by this prospectus.

                             ----------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" STARTING ON PAGE 6.
        Some of the Risks you face in investing in our common stock are:

      o We have a limited operating history and have not generated revenues to date.

      o We have a high level of debt and a significant accumulated Stockholders' deficit.

      o Our marketing and sales program is highly dependent on receiving orders from or negotiating and entering into agreements with third parties. To date, we have not received any orders for product for which we will be paid or entered into any revenue-generating agreements with third parties.

      o Because of our limited operating history and because we have not so far been paid for product or entered into revenue-generating agreements, we cannot yet assure you that our technologies and products will be accepted in the marketplace.

      o     We will not receive the proceeds from the sale of these shares.

                             ----------------------

       NEITHERTHE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR
        DISAPPROVED OUR SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS
                              TRUTHFUL OR COMPLETE.
                 IT'S ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

                             ----------------------

                                February 3, 2000

The information in this prospectus might change. This prospectus isn't an offer to sell our common stock - and doesn't solicit offers to buy - in any state where the offer or sale isn't permitted.

                               PROSPECTUS SUMMARY

      The following summary contains basic information about EUROTECH and this prospectus. It likely does not contain all the information that is important to you. For a more complete understanding, we encourage you to read the entire document and the documents referred to in this prospectus, including the financial statements and related notes.

      In this prospectus, the words "EUROTECH," "Company," "we," "our," and "us" refer to EUROTECH, Ltd.

The Company

      EUROTECH is a development stage technology, transfer, holding, marketing and management company formed to commercialize new, existing but previously unrecognized or classified technologies. Our current emphasis is on technologies developed by prominent research institutes and individual researchers in the former Soviet Union and Israel.

      Since our formation, we have acquired selected technologies through equity investments, assignments and licensing arrangements. While we intend to continue identifying, monitoring, reviewing and assessing new technologies, our primary focus will be on commercializing EKOR and the other technologies described in the "Our Business" section of this prospectus. EKOR is a silicon-based material for the conservation and containment of ecologically hazardous radioactive materials.

      Currently, we are devoting our business focus and resources primarily to the marketing of our technologies. To that end, we have entered into discussions and, in some cases, written letters of intent or other agreements in principle with a number of prominent potential users of the technologies. Our objective is to obtain orders for the delivery of product, in which cases we would enter into suitable arrangement for manufacture and installation, or, alternatively, to enter into licensing or joint venture, marketing or other agreements with potential users. To date, we have not generated any revenues from our operations and have not yet received any orders for products, for which we will be paid or entered into any definitive revenue-generating agreements for the sale or licensing of any of our technologies.

      Our executive office is located at 1216 16th Street, N.W., Suite 200 Washington, D.C. 20036.

The Offering

Capital Stock Offered by  the
  Selling Shareholders..............     11,916,942 shares of common stock.

Capital Stock Outstanding
  Before Offering (1)...............     36,948,139 shares of common stock.

Capital Stock Outstanding
  After Offering (2)................     44,661,433 shares of common stock.

Use of Proceeds.....................     We will not receive any proceeds from
                                         the sale of any of these shares.

Risk Factors........................     The common stock offered by this
                                         Prospectus is speculative and very
                                         risky. You should carefully consider
                                         the risk factors contained in this
                                         prospectus before investing. See the
                                         Risk Factors section for a more
                                         complete discussion of the risks
                                         associated with investment in Eurotech
                                         stock.

(for notes see next page)

(1)   Common shares outstanding as of January 31, 2000,              36,948,139

      Add: Common shares issued to Kurchatov Research
           Holdings Ltd. as part of transaction to relating
           to our rights to EKOR                                      2,000,000

      Add: Common shares issued to settle claims of Spinneret
           Financial Systems, Inc. assumed as part the EKOR
           transaction with Kurchatov Research Holdings Ltd.          1,000,000

              Total Shares Outstanding Before Offering               39,948,139
                                                                     ----------

(2)   Total common shares outstanding before offering                39,948,139

      Add: Common shares registered for exercise of warrants.         1,396,250

      Add: Common shares registered for holders of convertible
           debentures, for future Debt & Interest conversations       4,290,000

      Add: Common Shares Registered for Future Sales under Equity
            Line of Credit                                            1,200,000

              Total Common Shares Outstanding After Offering         46,834,389

-------------------
The above table does not include the following: 1,250,000 shares under the 1995 and 1999 Option Plan, 1,400,000 shares issuable upon exercise of warrants over 5 years to Directors and our Chief Executive Officer.


                             SELECTED FINANCIAL DATA

      The selected financial data as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 are derived from and should be read in conjunction with our audited financial statements and notes thereto included elsewhere in the prospectus. The selected financial data for the nine months ended September 30, 1999 are derived from and should be read in conjunctions with our unaudited financial statements included elsewhere in the prospectus. In the opinion of management, the unaudited financial statements include all material adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the period. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes appearing elsewhere in the prospectus.

Statement of Operations Data

                                                                                             For the Nine
                                                                                                   Months
                                             For the Years Ended December 31,                       Ended
                                                                                       September 30, 1999
                                         1996            1997           1998                  (unaudited)
                                     ------------    ------------    ------------            ------------
REVENUES                             $          0    $          0    $          0            $          0

OPERATING EXPENSES:
  Research and development              1,170,782       1,007,671       1,039,591                 690,190
  Consulting fees                         277,353         553,295         293,323                 403,233
  Compensatory element of stock
  issuance pursuant to
  consulting agreements                 1,209,477         839,550         422,200               1,267,828
  Other general and administrative
  expenses                                547,447       1,262,067       1,263,174                 843,736
                                     ------------    ------------    ------------            ------------
TOTAL OPERATING EXPENSES                3,205,059       3,662,583       3,018,288               3,204,987
                                     ------------    ------------    ------------            ------------
OPERATING LOSS                         (3,205,059)     (3,662,583)     (3,018,288)             (3,204,987)
                                     ------------    ------------    ------------            ------------
OTHER EXPENSES:
  Interest expense                         43,422         270,740         552,971                 522,760
  Amortization of deferred
  and unearned
  financing costs                         228,502       8,507,919       4,242,884                 292,413
                                     ------------    ------------    ------------            ------------
TOTAL OTHER EXPENSES:                     271,924       8,778,659       4,795,855                 815,173
                                     ------------    ------------    ------------            ------------
NET LOSS                             $ (3,476,983)   $(12,441,242)   $ (7,814,143)           $ (4,020,160)
                                     ============    ============    ============            ============
BASIC AND DILUTED LOSS PER SHARE     $      (0.23)   $      (0.71)   $      (0.40)           $      (0.18)
                                     ============    ============    ============            ============
WEIGHTED AVERAGE COMMON
SHARES USED IN BASIC AND
DILUTED LOSS PER SHARE                 14,808,000      17,581,711      19,323,098              22,333,601
                                     ============    ============    ============            ============

                                                              For the
                                                              Period from
                                                              Inception
                                                              May 6, 1995 to
                                                              September 30,1999
                                                              (unaudited)

REVENUES                                                      $          0
                                                              ------------

OPERATING EXPENSES:
  Research and development                                       4,120,295
  Consulting fees                                                1,794,104
  Compensatory element of stock issuance pursuant
  to consulting agreements                                       3,739,055
  Other general and administrative expenses                      3,950,689
                                                              ------------

TOTAL OPERATING EXPENSES                                        13,604,143
                                                              ------------
OPERATING LOSS                                                 (13,604,143)
                                                              ------------

OTHER EXPENSES:
  Interest expense                                               1,389,893
  Amortization of deferred and unearned financing
  costs                                                         13,271,718
                                                              ------------

TOTAL OTHER EXPENSES:                                           14,661,611
                                                              ------------
NET LOSS                                                      $ 28,265,754

Balance Sheet Data

                                                  At December 31                  At September 30
                                   --------------------------------------------     (unaudited)
                                       1996            1997            1998            1999
                                   ------------    ------------    ------------    ------------
Working Capital (deficiency)       $ (1,809,237)   $ (2,156,753)   $ (1,933,751)   $ (3,318,151)

Total assets                       $    617,492    $    952,243    $     76,403    $  5,220,026

Total liabilities                  $  2,292,316    $  5,801,966
                                                                   $  8,911,809    $ 10,296,251
Deficit accumulated during the
development stage                  $ (3,990,209)   $(16,431,451)   $(24,245,594)   $(28,265,754)

Total stockholders' (deficiency)   $ (1,674,824)   $ (4,849,723)   $ (8,835,406)   $ (5,076,225)

                                  RISK FACTORS

      Please consider carefully the following risk factors before deciding to invest in our common stock:

We have a limited operating history and incurred significant losses through 1999.

      Our limited operations to date have consisted primarily of identifying, monitoring, reviewing and assessing technologies for their commercial applicability and then attempting to market them. We are subject to all of the business risks associated with a new enterprise, including,

      o     risks of unforeseen capital requirements,

      o     failure of the market to accept our products and technologies,

      o competitive disadvantages as against larger and more established companies,

      o the fact that we have incurred significant operating losses through the end of 1999 and may incur further losses during the current year,

      o our not having so far obtained any orders for product for which we will be paid or to enter into revenue-producing contracts with third parties,

      o possible financial failure of any projects on which we and our potential working partners may embark.

      We have had no revenues to date. While our management believes that we will recognize revenues during 2000, based on expressions of interest from third parties to order product from us or to acquire licenses and enter into agreements to use some of our technologies, there can be no assurance as to when or whether we will be able to commercialize our products and technologies and realize any revenues. Our products and technologies have never been utilized on a large-scale commercial basis. Our ability to operate the business successfully will depend on a variety of factors, many of which are outside our control, including:

      o     competition,

      o     cost and availability of raw material supplies,

      o changes in governmental (including foreign governmental) initiatives and requirements,

      o     changes in domestic and foreign regulatory requirements, and

      o     costs associated with equipment development, repair and maintenance.

      Our independent public accountants and the notes to our financial statements included in this prospectus stated that at December 31, 1998 the continuation of our business as a going concern depended on, among other things:

      o obtaining of additional funds to complete the commercialization of our present technologies,

      o     the generation of significant future revenues and income, and

      o     market acceptance of our technologies.

      At the end of 1999 we succeeded in achieving a significant increase in our resources on terms that we describe elsewhere in this prospectus. It is nevertheless possible that we will need still more money to continue in business. Raising additional money, if achievable at all, may require the issuance of additional equity securities and thus further dilute your percentage ownership interest in us.

      Our future capital requirements could vary significantly depending on a number of factors. Many of these factors are not within our control. These include the:

      o existence and terms of any collaborative, licensing or joint venture arrangements with third parties;

      o     ongoing development and testing of our products; and

      o existence and terms of agreements for the marketing and sale of our technologies.

      No assurance can be given that the working capital that we have obtained is going to be enough to tide us over until we bring in some revenues, that we will be able to bring in revenues soon enough and in sufficient amounts to avoid the need for more financing, or that, if necessary, we will in the future be able to arrange more financing on any terms or on terms that it will not cause further substantial dilution to you. Bringing in revenues depends on our ability to market our technologies, and we can't assure you that we will be successful in doing that.

We have a significant level of debt which we may have difficulty paying.

      As of September 30, 1999 we had $6,660,000 of long term debt outstanding, consisting of the unpaid principal amounts of our $3,000,000, $3,000,000 and $1,000,000 8% Convertible Debentures due March 20, 2000, February 23, 2001 and July 20, 2001, respectively.

You face substantial dilution of your equity ownership percentage if our convertible debentures are converted or if the stock issued at year-end is re-priced.

      As part of the convertible debenture financing, we issued warrants to purchase shares of our common stock. Also, as part of our July 1998 Convertible Debentures financing, we modified certain of our prior financing agreements to eliminate the conversion price "floor" attendant to the debentures. Without the conversion price "floor", we were not able to determine the number of shares the debentures may be converted into. Accordingly, there existed a possibility of substantial dilution of your equity ownership upon conversion of all or any portion of the debentures. For an illustration of that potential dilution, please see note 11 to the financial statements included in this prospectus. In January 2000, however, we reached an agreement with the holders of the convertible debentures pursuant to which we paid all interest arrearages in cash and the holders agreed to freeze the conversion price at $2.00 per share. As a result, we are now able to determine precisely the numbers of shares that the debentures may be converted into. The numbers are shown below in the table under the caption "Principal and Selling Shareholders."

      The agreements pursuant to which, on December 31, 1999, an investor invested $3,000,000 for 1,882,353 newly issued shares of common stock includes provisions for "re-pricing" in the event that the market price of our outstanding shares drops significantly below the price paid by the investor. Accordingly, there exists the possibility of further dilution of your equity ownership.

We face substantial risk in attempting to do business in Russia and Ukraine.

Political and Social Risks

      In recent years, Russia and Ukraine each have been undergoing a substantial political and social transformation from centralized communism to the early stages of pluralist democracy. As part of this process, the former centrally controlled command economies of Russia and Ukraine have been subject to various reforms intended to lead to generally capitalist, market-oriented economies. There can be no assurance that the political and economic reforms necessary to complete these transformations will continue, or if they continue, will be successful. In their present stages, the Russian and Ukrainian political and economic systems are characterized by a proliferation of political parties. The Russian and Ukrainian political and economic systems are also vulnerable to their respective populations' dissatisfaction with reform, economic dislocations, social and ethnic unrest, and changes in governmental policies and decisions. Any of these factors could have a material adverse effect on the private or governmental availability of hard currency, currency exchange rates, the private ownership of businesses and other enterprises, the social distribution of wealth, the private ownership and alienality of tangible and intellectual property, and the availability of construction materials and equipment. Any of these events could have a materially adverse effect on us.

      As part of the reforms being instituted in Russia and Ukraine, both countries have enacted legislation to protect private property against expropriation and nationalization. However, because of lack of experience in enforcing these provisions, and because of the potential political changes that could occur in the future, we can't assure you that these protections will be enforced in the event of an attempted expropriation or nationalization of the EKOR intellectual property rights would have a material adverse effect on us. In particular, the EKOR compound technology was developed by the I.V. Kurchatov Institute ("Kurchatov"), a Russian, scientific research and development institute, and the Euro-Asian Physical Society ("EAPS"), a professional society in Russia, which through a series of assignments have, ultimately, assigned the EKOR compound intellectual property rights to us. No assurance can be given that any of these governmental, governmentally controlled, or governmentally affiliated entities would legally resist an attempted expropriation or nationalization, either of which, if successful, would have a materially adverse impact on us.

      Also, the relative political instability of Russia and the Ukraine could result in major changes in their respective governments, present reform policies or rejection of the same, any of which may have a material adverse effect on us. We can't assure you that such developments will not occur either in Russia or Ukraine.

      The political and economic changes that have occurred in Russia and Ukraine in recent years have resulted in significant dislocations of political and governmental authority caused by the collapse of their respective previous governmental structures and political systems. New political and governmental systems are only beginning to take form in Ukraine and Russia. Furthermore, significant unemployment in Russia and Ukraine, the influx of unemployed persons into major Russian cities, significant wage arrearages in Ukraine and Russia, and the existence of poorly paid police forces in both countries have led to significant increases in crime in Russia and Ukraine. Significant levels of organized criminal activity exist in large metropolitan areas of both countries. While Presidents of Russia and Ukraine have instituted anti-crime and anti-corruption programs, such measures are of recent origin and have achieved minimal and uncertain results. We can't assure you that the levels of crime and corruption in Russia and Ukraine will be curbed or otherwise brought under control, and no assurance can be given that the social and economic dislocations caused by high rates of organized and other crime and of official corruption will not in the future have a material adverse impact on us.

      In both Ukraine and Russia state-controlled and, more recently, privately-owned enterprises have often failed to pay full salaries or wages to their employees, and in some instances have not paid wages or salaries at all for extended periods of time. Non-payment of workers, in conjunction with historically high rates of inflation and escalating costs of living in both countries, could lead in the future to labor and social unrest. Unrest could have political, social and economic consequences including increased support for a return to centralized governments, a climate hostile to foreign investment and increasing levels of violence, any of which could have a material adverse impact on us.

Economic Risks

      Along with the institution of political reforms, the Ukrainian and Russian governments have been attempting to create and implement policies of economic reform and economic stabilization, and to create legal structures intended to promote private, market-based activities, foreign trade and foreign investment. Although these policies have met with some success in both countries, we can't assure you that they or similar policies will continue to be supported and pursued, or that, if supported and pursued, they will be successful.

      Despite the implementation of economic reform policies, the Russian economy and the Ukrainian economy are characterized by declining gross domestic production, significant inflation, increasing rates of unemployment and underemployment, unstable currencies, and high levels of governmental debt as compared to gross domestic production. The prospect of wide-spread insolvencies and the collapse of various economic sectors exists in both countries. Additionally, in both Russia and Ukraine there is a general lack of consensus as to the rate, extent and substantive content of economic reform. We can't assure you that either Russia or Ukraine in the future will remain receptive to foreign investment or market-oriented economies. We can't assure you that the economy of either country will improve.

      Ukrainian and Russian businesses have limited experience operating in free market conditions, and compared with Western businesses have limited experience with entering into contracts and performing contractual obligations. Additionally, Ukrainian and Russian governmental agencies, as well as Ukrainian and Russian business enterprises, have limited experience with the substantive content and detail typical of Anglo-American and other Western contracts. Accordingly, the detailed agreement to perform specified contractual obligations in many instances may be contained in a series of written approvals, consents and the like from various governmental and quasi-governmental bodies, as well as from business companies, that accompany a formal contract. Legal reforms have only been recently instituted in Russia and Ukraine to interpret and enforce contractual obligations on principles similar to those of the legal systems of Western countries. Our expected near-term revenues substantially depend upon technology transfer and consulting fees memorialized in written contracts with Ukrainian and Russian entities. We can't assure you that such fees will be paid in the manner called for in such contracts or that enforcement of such payment obligations, if not performed fully or at all, will be successful in Russian or Ukrainian courts.

We can't assure you that we will enter into joint venture agreements, licenses, collaborative agreements or contracts.

      Presently, our primary business strategy is entering into joint ventures and licenses for the marketing and sale of our Principal Technologies. Also, we anticipate entering into collaborative agreements that allow us to bid on nuclear waste and contamination remediation projects. Apart from a teaming agreement that we have entered into with a major engineering firm to submit a bid for a nuclear waste containment project at Hanford, Washington, there can be no assurance that we will enter into any definitive project agreements, licenses or joint ventures for the marketing and sale of any of our technologies.

Because we have a limited operating history, we don't know if the market will accept our products and technologies.

      Many potential users of the EKOR compound have already committed substantial resources to other forms of radioactive contaminant remediation and environmentally clean energy production. Our growth and future financial performance in large measure will depend on demonstrating to prospective licensees, joint venturers, collaborative partners and users the advantages of the EKOR compound over alternative products and technologies.. The same can be said for our other technologies.

We face unknown environmental liability risks and we don't carry environmental liability insurance.

      Our radioactive containment material technology is subject to numerous national and local laws and regulations relating to the storage, handling, emission, transportation and discharge of such materials, and the use of specialized technical equipment in the processing of such material. There is always the risk that such material might be mishandled, or that there might be equipment or technology failures; the failures could result in significant claims for personal injury, property damage, and clean-up or remediation. While we believe that any such claims would be asserted in the first instance against the actual producer or installer of the material, we cannot be absolutely sure that such claims might never be asserted against us. Any claims against us could have a material adverse effect on us. We do not presently carry any environmental liability insurance, and we may be required to obtain such insurance in the future in amounts that we can't presently determine. We can't assure you that such insurance, even if obtained, will provide coverage against all claims. Also, we can't assure you that claims made against us will not be greater than our insurance coverage. These types of events could have a material adverse effect on us.

We are subject to significant competition and the existence or development of preferred technologies.

      The near term, primary markets for our products and technologies are principally chemical manufacturing and radioactive contamination containment, remediation and transportation. Mid-term markets are expected to continue in these industries. We have limited experience in marketing our products and technologies and, other than in connection with the remediation of Reactor 4 at the Chernobyl Nuclear Power Plant, intend to rely on licenses and joint ventures with major international chemical and other companies for the marketing and sale of our technologies. In contrast, other private and public sector companies and organizations have substantially greater financial and other resources and experience than we do. Competition in our business segments is typically based on product recognition and acceptance, price, and marketing and sales expertise and resources. Any one or more of our competitors or other enterprises not presently known to us may develop technologies or products that are superior to ours, significantly underprice our products and technologies, or more successfully market existing or new competing products and technologies. To the extent that our competitors are able to accomplish any of the foregoing, our ability to compete could be materially and adversely affected.

We can't be sure that resources will be made available to fund remediation of Reactor 4.

      Coordination and management of the formal selection of contractors and technologies for studies relating to the ChNPP Reactor 4 remediation project has been delegated to the European Bank of Reconstruction and Development ("EBRD"). Contractors, as well as the technology to be used in connection with the remediation project will be determined on the basis of submitted bids, to be passed on by EBRD and management of the ChNPP. EBRD has appointed a consortium of Bechtel, Electricite de France and Batelle, to review the technical aspects and feasibility of the various proposals and bids received. (Batelle is a not for profit U.S. company which operates Pacific Northwest National Laboratories, a research entity located in the State of Washington and funded, in part, by the U.S. Department of Energy.) At this time, we expect EBRD, with funds made available by the G-7 governments, to provide the financing for the actual remediation project. We can't assure you that these funds will actually be made available. In the meantime, the Ukrainian management of ChNPP Reactor 4 is permitting us to join with them in a demonstration project for the validation of EKOR application techniques in the containment of fuel containing masses and radioactive dust suppression.

We can't predict whether our proprietary technology and patents will be protected.

      Of our present technologies, U.S. patent protection has been sought for the EKOR compound material; for HNIPU, modified polyurethane; for LEM, a synthetic rubber; and for a powdered metallurgy technology. Foreign patent protection has been sought for a coatings and a continuous combustion synthesis technology. On March 23, 1999, EAPS received a patent on the process for the manufacture of the EKOR compound from the US Patent and Trademark Office, Patent No. 5,936,000. The Company also owns Patent No. 5,880,203 issued on May 28, 1998 for adhesive composition. We can't assure you that:

      o     any of our pending or future patent applications will be approved;

      o we will develop additional proprietary technology that is patentable;

      o any patents issued to us will provide us with competitive advantages;

      o     patents, if obtained, will not be challenged by third parties;

      o other people's patents will not have an adverse effect on our ability to conduct our business; or

      o one or more of our technologies will not infringe on the patents of others.

      We can't assure you that others will not independently develop similar or superior technologies, duplicate any of our processes, or design around any technology that is patented by us.

      It is possible that we may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties relating to our products. There can be no assurance that any license under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any contest involving our patents. We could incur substantial costs in defending ourselves in suits brought against us on our patents or in bringing patent suits against other parties.

      We also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective working partners and collaborators, employees and consultants. We can't assure you that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

The price of our common stock is influenced by many factors.

      Prices for our common stock will be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and our products, and general economic and market conditions. The market price of our common stock may also be significantly influenced by factors such as the announcement of new projects by us or our competitors and quarter-to-quarter variations in our results of operations.

Because our common stock price is below $5.00, brokers dealing in our stock are subject to additional rules and regulations.

      The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Our common stock is at this time a "penny stock." As such, it is subject to rules that impose additional sales practice requirements on broker/dealers who sell our securities to other than established customers and accredited investors. The "penny stock" rules may restrict the ability of broker/dealers to sell our common stock and accordingly affect adversely its liquidity in the hands of investors.

We will not receive any money from the sale of these shares

      We will not receive any proceeds from the sale of shares offered by this prospectus.

We may be subject to substantial regulations

      We are not aware of any U.S. or foreign laws or regulations that govern the marketing, sale or use of any of our present technologies, other than U.S., Russian and various Western European environmental safety laws and regulations pertaining to the containment and remediation of radioactive contamination and the toxicity of materials used. Based on the results of tests conducted at Kurchatov, we believe that the EKOR compound meets applicable U.S. and German regulatory standards. However, we can't assure you that more stringent standards may not in the future be adopted, which may materially increase our cost of licensing and using the EKOR compound, or prevent its use altogether. Moreover, we can't assure you that any or all jurisdictions in which we presently or in the future conduct our business will not enact laws or adopt regulations that increase the cost of or prevent us from licensing our other technologies or otherwise doing business.

We are dependent on key personnel and consultants

      We are substantially dependent upon the services of our three full-time executive employees and our consultants. The loss of the services of an executive employee or consultant without adequate replacement could have a material adverse effect upon our business. We do not have "key man" insurance.

                                 USE OF PROCEEDS

      The selling shareholders are offering the shares covered by this prospectus for their own accounts. We will not receive any proceeds from the sale.

                                    DIVIDENDS

      To date we have not declared or paid any dividends on our common stock and do not anticipate doing so in the foreseeable future.

                                 CAPITALIZATION

      The following table sets forth our capitalization (capital deficiency) as of September 30, 1999. Please read this with the financial statements and notes to the financial statements appearing elsewhere in this prospectus.

                                                             As of
                                                             September 30, 1999
                                                             (unaudited)
                                                             ------------

CONVERTIBLE DEBENTURES                                       $  6,660,000
                                                             ------------

STOCKHOLDERS' DEFICIENCY:
  Preferred stock - $0.001 par value; 1,000,000
   shares authorized; -0- shares
   issued and outstanding                                              --
  Common stock - $.00025 par value;
   50,000,000 shares authorized;
     30,577,344 shares issued and outstanding
     at September 30, 1999                                          7,644
  Additional paid-in capital                                   23,186,758
  Unearned financing costs                                         (4,873)
  Deficit accumulated during the development stage            (28,265,754)
                                                             ------------

   TOTAL STOCKHOLDERS' DEFICIENCY                              (5,076,225)
                                                             ------------

      TOTAL CAPITALIZATION                                   $  1,583,775
                                                             ============

      Under the immediately following caption "Certain Recent Transactions", we describe the major changes in our capitalization that occurred in the fourth quarter and at the end of 1999.

                           CERTAIN RECENT TRANSACTIONS

Acquisition of Remaining Rights in EKOR

      Around the same time as the organization of EUROTECH, our organizers also created another company called Kurchatov Research Holdings, Ltd. ("KRHL"). In the organization of KRHL, one of our organizers, Mr. Peter Gulko, a former director or ours and at one time our President who continues to be one of our major shareholders and a consultant to our company, was acting on behalf of the Russian scientists who had developed EKOR and whose continued collaboration in the implementation of our EKOR program was and continues to be considered by us as fundamentally important. Accordingly, on August 26, 1996 we entered into an agreement with KRHL pursuant to which we assigned to KRHL a 50% interest in the net profits (after deducting development costs and related expenses attributable to EKOR) derived by us from the sale or licensing of EKOR

      Subsequently, KRHL obtained financing from public and private investors and became involved in other technologies and ventures, in some of which we also became involved. As a result, our directors became increasingly concerned about the adverse effects on management and or public investor perception of divided ownership of our most important technology and conflicting objectives between the two companies. Two possible solutions were explored: one was for us to acquire control of KRHL and the other was to reacquire undivided ownership of the license to EKOR. In the direction of the first approach, we acquired from Mr. Gulko the scientists' shares, representing an interest of about 40%, in KRHL, in exchange for which we issued Mr. Gulko, for the benefit of the scientists, 4,530,000 shares of our own common stock. We were, however, unable to acquire privately any other KRHL shares. We thus turned to negotiations with KRHL's Board and influential shareholders with a view to reacquiring undivided ownership of the EKOR license.

      These negotiations resulted in an agreement, dated as of November 30, 1999, pursuant to which KRHL released to us all of its rights in EKOR. For this release, we

            o Released to KRHL all of our interest in the Resealable Container Systems and TetraPak Container technologies, for which we had previously received a $150,000 deposit, for additional consideration of $350,000 payable on or before September 1, 2000 and a royalty of 6% of related sales;

            o     Surrender to KRHL the shares in that we had acquired from Mr.
                  Gulko;

            o     Issue to KRHL 2,000,000 shares of our own stock;

            o Agreed to pay to KRHL a royalty of 2% of gross sales of EKOR products and services; and

            o     Assumed KRHL's obligations to Spinneret Financial Systems,
                  Inc.

      Spinneret had previously lent to KRHL $750,000 against convertible notes on which KRHL was in default and on which interest and penalties had accrued. Spinneret expressly consented to our assumption of this liability. Subsequently and before year-end, Spinneret agreed to release us from this liability in exchange for the issuance to Spinneret of 1,000,000 of our common stock. The sole owner, director and officer of Spinneret is the brother of our President and Chief Executive Officer.

Issuance of Shares and Warrants

      On December 31, 1999, we issued to Woodward LLC, a Cayman Islands investment fund, 1,882,353 shares of our common stock, together with a five-year warrant to purchase an additional 200,000 shares, for a total consideration of $3,000,000. In connection with that investment, we entered with Woodward a series of agreements, copies of which are filed as an Exhibit to the registration statement of which this prospectus is a part, which in summary provide for the following:

            o Our shares issued to Woodward are subject to repricing, which means that if the stock market price of our shares during certain periods following the effectiveness of this amendment to our registration statement drops significantly below the prices prevailing at the time our original shares were issued to Woodward, we may be required to issue additional shares to compensate for such decline.

            o We are required to register the shares, and the shares underlying the warrant, issued to Woodward. We are issuing this prospectus in order, among other things, to comply with that obligation.

            o We have the right, exercisable from time to time within, each time, to certain limits, to require Woodward to purchase from us additional shares of common stock for up to a total consideration of an additional $22,000,000, at prices determined in accordance with a formula related to market quotations for our outstanding shares.

      In connection with this financing, there was paid to Spinneret a consulting fee of $150,000,and $18,000 of the investor's counsels fees so that the net proceeds to us from this financing was $2,832,000.

                 OUR MANAGEMENT'S DISCUSSION AND ANALYSIS OF OUR
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

      The following is a discussion of our financial condition, results of our operations and liquidity. Please read the following together with our financial statements and notes contained in this prospectus.

      The following discussion contains certain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here.

Our Results of Operations

Comparison of the Nine Months Ended September 30, 1999 and the Nine Months Ended September 30, 1998

      We have had no revenues since inception. Consulting expenses increased from $930,000 for the nine months ended September 30, 1998 to $1,671,000 for the nine months ended September 30, 1999. The increase in consulting expense is principally the result of our increase in non-cash compensation issued to consultants and our Board of Directors. Other general and administrative expenses decreased to $842,000 for the nine months ended September 30, 1999,from $844,000 for the nine months ended September 30, 1998.

      Research and development expenses decreased for the nine months ended September 30, 1999 to $690,000 from $875,000 for the nine months ended September 30, 1998. During 1998, we paid $187,500 to Professor Oleg L. Figovsky, Ph.D., in connection with four technology purchase agreements. These payments were charged to research and development expenses during the first quarter of 1998. Research and development expenditures for the nine months ended September 30, 1999 included $311,000 related to our continuing investment in seven Israeli technology companies and $379,000 for our German and Russian technologies.

      For the nine months ended September 30, 1999 and 1998, we incurred operating losses of $4,020,000 and $6,922,000, respectively. The losses are principally due to expenses incurred in the acquisition and development of our technologies, consulting costs, general and administrative expenses and the lack of revenues.

      Other expenses, consisting of interest expense and amortization of deferred and unearned financing costs, decreased from $4,275,000 for the nine months ended September 30, 1998 to $815,000 for the nine months ended September 30, 1999. Amortization of deferred and unearned financing costs decreased from $3,643,000 for the nine months ended September 30, 1998 to $292,000 for the nine months ended September 30, 1999. The decrease in the amortization of deferred and unearned financing costs is attributable principally to portions of unearned financing costs having been fully amortized during 1998.

      We expect the financial statements for the full year 1999 to continue to show significant losses. We have reason to believe that we will begin to earn revenues in 2000, but such revenues, if recognized, may be offset to a considerable extent by expenses incurred by us in our continuing efforts to commercialize, sell and market our technologies, as well as the amortization of intangible assets.

Comparison of 1998 and 1997

      We have had no revenues since our inception. Consulting expenses decreased from $1,393,000 for the year ended December 31, 1997 to $716,000 for the year ended December 31, 1998. The decrease in consulting expense is principally the result of our reduction in the number of consultants engaged during the period and the reduction in consulting fees paid by issuances of shares of our common stock. Other general and administrative expenses for 1997 compared to 1998 remained constant.

      Research and development expenses increased during 1998 to $1,040,000, from $1,008,000, during 1997. The increase was principally attributable to (i) $187,500 paid by us to Professor Oleg L. Figovsky, Ph.D. in connection with the four technology purchase agreements, dated January 1, 1998 and April 1, 1998,and
(ii) the purchase of technology from Israeli scientists in April of 1998 for $40,000. Each of these items was charged to research and development expenses during 1998. Further, we increased our funding for development of EKOR and our other technologies. During 1998, development expenditures for the Israeli and Russian technologies aggregated $408,000 and $510,000, respectively, exclusive of consulting fees reported under operating expenses.

      For 1998 and 1997, we have incurred operating losses of $3,018,000 and $3,663,000, respectively. The losses are principally due to the lack of revenues and to the following expenses incurred:

      o     the acquisition and development of technologies,

      o     consulting costs, and

      o     general and administrative expenses.

      Other expenses, consisting of interest expense and amortization of deferred and unearned financing costs, decreased from $8,779,000 during 1997 to $4,796,000 during 1998. However, interest expense increased during this period. The increase in interest expense was attributable to an increase in the amount of debt outstanding. Amortization of deferred and unearned financing costs decreased from $8,508,000 during 1997 to $4,243,000 during 1998. The decrease in the amortization of deferred and unearned financing costs is principally attributable to the issuance of shares of our common stock in 1997 valued at $4,725,000 to the unit holders of the bridge financing in connection with our failure to have our S-1 Registration Statement declared effective by the SEC by April 1, 1998. The S-1 Registration Statement became effective in July 1998.

Comparison of 1997 and 1996

      During 1997, consulting expenses decreased to $1,392,845 compared to $1,486,830 during 1996. Other general and administrative expenses during 1997 increased to $1,262,067 from $547,447 during 1996. The increase is principally the result of an increase of $469,000 in legal fees, recording a charge against operations of $75,000 in connection with our abandoned initial public offering, and a $90,000 increase in salaries from additions to our staff in the 1997 period as compared to the 1996 period.

      Research and development expenses during 1997 decreased to $1,007,671 from $1,170,782 during 1996. The decrease is attributable to our having completed the initial stages of research and development related to the EKOR compound technology.

      For 1997 and 1996, we incurred operating losses of $3,662,583 and $3,205,059, respectively. These losses are principally the result of expenses incurred by us in developing the EKOR technology and our lack of revenues.

      Interest expense and amortization of deferred and unearned finance costs increased from $271,924 for 1996 to an aggregate of $8,778,659 for 1997 (of which $270,740 represents interest expense). This increase was attributable principally to $7,218,219 of financing costs, exclusive of interest expense, related to the issuance of 2,000,000 additional shares of common stock to holders of promissory notes issued in connection with a bridge financing completed in December 1996 as penalties in connection with such holders' registration rights, $367,128 of financing costs related to the issuance on November 27, 1997 of $3,000,000 principal amount of 8% Convertible Debentures, and $862,680 of financing costs related to the issuance of warrants to purchase 364,000 shares of common stock in repayment of certain shareholder loans.

Liquidity and Capital Resources

      Since our inception, our primary sources of working capital have been the net proceeds of:

      o     $842,000 from a limited offering of our common stock;

      o $2,000,000 from a bridge financing completed in 1996 and subsequently repaid;

      o     $3,000,000, $3,000,000 and $1,000,000 from private placements of our
            8% Convertible Debentures due November, 2000, February, 2001 and July, 2001, respectively;

      o $975,000 from a private offering of 3,900,000 shares of our common stock.

      o $3,000,000 from the issuance on December 31, 1999 of 1,882,353 shares, and of warrants to buy an additional 200,000 shares, of our common stock to a single investor on December 31, 1999.

      The debentures may be converted into shares of our common stock at beneficial conversion rates based on timing of conversions. During the nine months ended September 30, 1999 a debenture holder exercised the conversion right under the November 27, 1997 Convertible Debenture agreement and converted principal of $310,000 and accrued interest of $31,276 into 987,201 shares of our common stock. During the year ended December 31, 1998, a debenture holder exercised the conversion right under the November 27, 1997 Convertible Debenture agreement and converted principal of $30,000 and accrued interest of $2,194 into 100,002 shares of our common stock. Based on the bid price of our common stock at September 30, 1999, the debentures' principal currently outstanding could be converted into approximately 8 million shares of our common stock. In January 2000, we reached an agreement with the holders of the convertible debentures pursuant to which we paid all interest arrearages and the holders agreed to a $2.00 per share conversion price floor. See "Risk Factors".

      On January 6, 1999, our then Chairman and the majority convertible debt holder provided $450,000 of short-term financing to us, evidenced by a $50,000 and a $400,000 secured promissory notes, respectfully. Each secured promissory note bore interest at 13% per annum and was due January 6, 2000. The promissory notes were collateralized by our intangible assets and could be exchanged for 8% convertible debentures under terms similar to the current outstanding debentures. We repaid the $400,000 note on its due date from the proceeds of the December 31, 1999 $3,000,000 stock and warrant issue. Our former chairman has agreed to convert his $50,000 note plus accrued interest into 200,000 shares of our common stock.

      During the nine months ended September 30, 1999, we received a deposit of $150,000 in connection with the proposed sale to Kurchatov Research Holdings Ltd
(KRHL) of our sublicensing rights to Resealable Container Systems and TetraPak Containers technologies. Our November 30, 1999 agreement with KRHL provided among other things that KRHL would pay us an additional $350,000 by September 1, 2000 for a complete release of all our rights, except a 6% royalty interest, in these technologies.

      During 1998, our principal sources of cash were the February 1998 and July 1998 Debenture Offerings from which we derived net proceeds of approximately $3,740,000. Of this amount, $2,000,000 was used to repay a bridge financing that we had received during the previous year, $227,500 was applied to the acquisition of technologies and the remaining funds were used for working capital.

      We have agreed in principle to fund the commercialization of certain technologies developed in the former Soviet Union by scientists and researchers at Kurchatov and members of EAPS. Kurchatov will provide the materials, facilities and personnel to complete the necessary work to commercialize the technologies. We also have agreed in principle to provide funding in connection with the marketing and sale of three of our other technologies. Total expenditures under these programs approximated $1,200,000 during 1998. Our principal source of funding for these expenditures during the year 1998 was the proceeds from the debenture offerings.

      During 1998, we paid $187,500 to Professor Oleg L. Figovsky, Ph.D. in connection with four technology purchase agreements dated January 1, 1998 and April 1, 1998. In addition, during 1998, we purchased for $40,000 the rights to certain anticorrosive additive technology from Israeli scientists.

      On January 20, 1999, we entered into an agreement to invest $300,000 in exchange for an additional 16% interest in Chemonol, an Israeli research and development company, to give us a total interest in its equity of 36%. The agreement obligated us to make four equal payments of $75,000 on March 1, 1999, July 1, 1999, October 1, 1999 and January 1, 2000. As of the date of this prospectus, all of these payments have been made. Later in 1999 we agree to invest during 2000 a further $150,000, which would bring our interest in Chemonol's equity to 52%

      As part of the December 31, 1999 transaction pursuant to which we issued 1,882,353 shares, and a warrant to buy an additional 200,000 shares, of our common stock for $3,000,000, the investor agreed to permit us to sell to it additional shares of common stock, over time and subject to certain conditions, for up to a total of an additional $22,000,000. We believe that this commitment provides us with sufficient resources to launch us on a revenue-producing track.

      As of September 30, 1999, we had a working capital deficiency and stockholders' deficiency of $3,318,000 and $5,076,000, respectively. We believe that the transactions that we entered into during the latter part of 1999 and which we have summarized briefly above have substantially eliminated both these deficits. The report of our independent certified public accountants on our 1998 financial statements contained a paragraph that expressed substantial doubts as to our ability to continue as a going concern.

                                  OUR BUSINESS

General

      We are a development stage, technology transfer, holding marketing and Management Company formed to commercialize new, existing but previously unrecognized or classified technologies. Our current emphasis is on technologies developed by prominent research institutes and individual researchers in the former Soviet Union and Israel.

      Since our formation, we have acquired selected technologies through equity investments, assignments and licensing arrangements. While we intend to continue identifying, monitoring, reviewing and assessing new technologies, our primary focus will be on commercializing four of our present technologies.

      In the following sections, we will briefly describe the technologies on which we are working and will attempt to provide you with a picture of where we stand on each of them.

      We are not a subsidiary of another corporation, entity or other person. We do not have any subsidiaries except to the extent that Israeli research and development companies in which we have invested and in the equity of which we hold a greater than 50% interest may be deemed to be subsidiaries.

      Our executive office is located at 1216 16th Street, N.W., Suite 200, Washington, DC 20036.

EKOR - Silicon Geopolymers

      Pursuant to agreements among us, the Ukrainian State Construction Company ("Ukrstroj"), I.V. Kurchatov Institute ("Kurchatov") and the Euro-Asian Physical Society ("EAPS"), we have provided financing for and have successfully completed demonstration testing of EKOR for the purpose of remediating the severe radioactive contamination problems that persist from the 1986 explosion of Chernobyl Nuclear Power Plant Reactor 4 in Chernobyl, Ukraine. We believe the EKOR compound is the most effective existing technology and material for containing and facilitating the disposal of radioactive dust and waste materials. Toward the end of 1999, we initiated a joint project with Ukrstroj to validate application techniques by actually encapsulating a fuel containing mass on the floor of ChNPP Reactor 4 and by radioactive dust suppression. The necessary equipment, including robots to carry the hose and nozzle on its final approach to the fuel containing mass, is currently en route from Russia to ChNPP.

      EKOR was jointly developed by scientists at Kurchatov Institute in Moscow and members of EAPS for the conservation and containment of ecologically hazardous radioactive materials. EKOR is based on radiation-resistant compounds produced from silicon elastomers. Kurchatov is a pre-eminent physics and scientific research institute, which in the former Soviet Union enjoyed a position of prestige, sophistication and importance roughly equivalent to that of the Lawrence-Livermore National Laboratory in the United States. EAPS is a professional society of over 5,000 scientists, physicists, and engineers in the former Soviet Union. Until August 1, 2014, we are the exclusive licensee of all right, title and interest (inclusive of all patent and other intellectual property rights) in and to the EKOR technology in Canada, China, Japan, the Republic of Korea, the United States of America, Ukraine, and all member countries of the European Patent Agreement. On March 23, 1999, EAPS was issued a patent on the process for manufacturing the EKOR compound from the U.S. Patent and Trademark Office, Patent No. 5,886,060.

      In testing conducted at Kurchatov, EKOR has been shown to be highly resistant to radiation and structural degradation from exposure to radiation. It has also proven to be highly fire-resistant, waterproof, and capable of being formulated in densities that display considerable structural strength and weight-bearing properties of 100 lbs. per square inch. In high-dosage radiation tests EKOR has met or exceeded all specifications for containment materials developed by theChernobyl authorities. We believe that EKOR is the most technologically advanced material for comprehensively containing both solid and liquid radioactive materials, suppressing radioactive dust and preventing such materials and dust from escaping into the atmosphere and from leaching into and contaminating ground-water supplies. On November 28, 1997, the Ministry of Health of the Russian Federation certified EKOR and its components as non-toxic, thereby allowing for EKOR's production, delivery, sale and use in the Russian Federation.

      As a silicon-based elastomer, EKOR has adhesive properties that allow it to stick to a wide variety of surfaces and materials. When applied, EKOR surrounds and "glues down" nuclear debris ranging from fine dust to broken fuel rods, and in combination with its fire-resistant and water-proof properties, prevents such debris from migrating by water or as air-borne particles. EKOR can be applied by a number of methods, but most generally will be sprayed onto contaminated areas using a hose and nozzle arrangement. The foaming rate and curing time for the EKOR compound can be varied, thereby allowing it to penetrate cracks and crevices before curing, and providing a seal against the transport of radioactive particles and water-soluble radionuclides. The application of the EKOR compound to nuclear accident sites would constitute an interim containment measure, pending the removal and permanent storage or other disposal of the radioactive contaminants.

      We expect that one of the first commercial uses of EKOR will be to contain and stabilize the extensive radioactive debris and dust that continues to accumulate and contaminate the environment at ChNPP Reactor 4 in Ukraine, and to help structurally support the concrete and steel "sarcophagus" that was built over Reactor 4 as an interim containment measure. The rapid deterioration of the sarcophagus, caused by the intense radiation persisting at Reactor 4, has occasioned international concern that without the implementation of effective site containment measures, a second nuclear disaster and possible meltdown may occur. To this end, the G-7 group of industrialized nations (the United States, United Kingdom, Italy, France, Canada, Japan and Germany) and Russia have pledged up to U.S. $3.1 billion to assist in a multi-step project of remediating and closing the plant, with approximately U.S. $300 million budgeted for the project's first containment and site stabilization phase.

      Based on the properties demonstrated by the EKOR compound, Ukrstroj, Kurchatov and the Company entered into a Memorandum of Intent that acknowledged the successful completion of the laboratory development of EKOR compound for the purpose of its application to the radioactive contamination remediation of ChNPP Reactor 4, and pursuant to which Ukrstroj and EAPS entered into a co-operation Agreement whereby we have provided financing for demonstrating the technical and mechanical feasibility of applying the EKOR compound for ChNPP Reactor 4 remediation. In furtherance of the foregoing, Ukrstroj and ChNPP (an industrial almalgamation of the State Committee of Ukraine on Atomic Energy) entered into an agreement, the Ukrstroj-ChNPP Agreement, to conduct such demonstration of the EKOR compound as is necessary to ascertain the specification requirements for its application to the containment of ChNPP Reactor 4. The Ukrstroj-ChNPP Agreement also provides for our participation in and financing of the first EKOR demonstration.

      On April 24, 1997, demonstration of equipment for synthesizing and applying the EKOR compound was successfully conducted for officials of ChNPP and Ukrstroj at the Sverdlosk Chimmash manufacturing facility in Ekaterinburg, Russia. Following this demonstration, the Company, the management of the ChNPP Reactor 4 Shelter Project, Ukrstroj and EAPS entered into a Joint Working Group Agreement for the purpose of preparing the industrial-scale equipment, machinery and other items that would be required to apply the EKOR compound at ChNPP Reactor 4, if, as and when the EKOR compound is applied in connection with the remediation project. On June 30, 1998, EUROTECH and EAPS finalized the design specifications for the application machinery. The use of such equipment has been approved by the management of the ChNPP Reactor 4's Shelter Project. We have paid for the construction of industrial scale machinery for application of the EKOR compound at ChNPP Reactor 4, based on the application machinery successfully demonstrated on April 24, 1997, and, as mentioned above, such machinery is currently on it way to the site with a view to a demonstration application of the EKOR compound. Our receipt of revenues from the ChNPP Reactor 4 project remains subject to the selection of a general contractor for the project, the negotiation of satisfactory arrangements for the release of funds from the European Bank of Reconstruction and Development ("EBRD") to the general contractor and our selection by the general contractor as a sub-contractor.

      Coordination and management of the formal selection of contractors and technologies for studies relating to the ChNPP Reactor 4 remediation project has been delegated to the EBRD. Contractors, as well as the technology to be used in connection with the remediation project, will be determined on the basis of submitted bids, to be passed on by EBRD and management of the ChNPP Reactor 4. EBRD has appointed a consortium of Bechtel, Electricite de France and Batelle to review the technical aspects and feasibility of the various proposals and bids received. (Batelle is a not for profit U.S. company which operates Pacific Northwest National Laboratories, a research entity located in the State of Washington that is funded in part by the U.S. Department of Energy.) It is presently expected that EBRD, with G-7 funds, will provide the financing for the actual remediation project. Additionally, ChNPP Reactor 4 management is authorized to initiate further, independent studies. Management of the ChNPP Shelter Project has designated EKOR as a preferred technology for the remediation project.

      In addition to remediation of Reactor 4, our near- and mid-term commercialization and marketing efforts relative to the EKOR compound principally are directed at nuclear waste remediation projects throughout the U.S., Europe and Japan. Separately from our contemplated ChNPP bid, we are bidding on U.S. nuclear waste transportation, containment, storage and burial projects utilizing the EKOR compound technology. In this connection, we have entered into a teaming agreement with a major U.S. engineering firm with a view to submitting a joint bid to perform a first-round demonstration project on the U.S. Department of Energy's ("DOE") reactor decommissioning technology program at a DOE, facility, utilizing the EKOR compound. Additionally, bids are presently being prepared for other DOE demonstration projects. In anticipation of being awarded these projects, we have entered into negotiations with a U.S. chemical company to arrange for the manufacture of the EKOR compound in this country. Visas have been obtained for several of the Russian scientists to travel to the U.S. for the purpose of assisting in this process. We also have entered into an agreement with the Research Center Julich, a German governmental research institution, to provide for its assistance with certifying the EKOR compound for use in Germany.

      Also in Germany, the EKOR material is currently being tested by Research Center Karlsruhe, which needs to dispose of a material to fill cavities that does not develop gases as a result of corrosion and which, if EKOR passes the tests, is planning to apply EKOR to about 4,000 final disposal containers for radioactive waste at its central decontamination department.

      In addition, we are also in the process of identifying potential licensees of the EKOR technology and have commenced initial licensing discussions with a Japanese corporation. No assurance can be given that the EKOR compound will be certified for use in Germany, that the DOE demonstration will be successful or that if successful it will result in a project contract being awarded to us and our partner, or that such licensing discussions will successfully result in the execution of an EKOR license.

      On December 16, 1998, at the request of EAPS, the EKOR compound was officially approved by the Russian authorities for use in voice recorders (known as "black boxes") which are contained in airplanes and record relevant in-flight voice and other in-flight data relative to the to aircraft and its performers. Approval was granted based on test reports compiled by the Russian authorities. EAPS is currently fabricating black boxes incorporating EKOR for delivery to the Russian governmental authorities. We do not have any rights to EKOR in Russia, but we receive 50% of the net profits from these sales.

Hybrid Non-isocyanate Polyurethane ("HNIPU")

      HNIPU is a modified polyurethane that does not contain the toxic isocyanates contained in the production of conventional polyurethane, and has lower permeability and greater chemical resistance qualities as compared to conventional polyurethane. We believe that these advanced characteristics make HNIPU superior to conventional polyurethanes in connection with their use in a number of industrial application contexts such as manufacturing automotive bumpers, paints, plastics and truck beds; airplane and rocket sealant, interior components and seating; construction adhesives, coatings, flooring, glues and rooftops; industrial equipment and machinery; and consumer goods such as appliances, footwear, furniture and plastic products. HNIPU was developed by Prof. Oleg Figovsky, one of our consultants and additional application uses are being developed by Chemonol Ltd., an Israeli company. We purchased initially a 20% participation in Chemonol's equity, then an additional 16% , and are currently committed to purchase a further 16%, making a total ownership interest of 52% for a total investment of $630,000, with a view to Chemonol's establishing its own research and production base in Israel for potential joint ventures for HNIPU. Pursuant to a voting agreement with us, Chemonol's principal shareholder has agreed to vote his remaining 48% of Chemonol's equity as directed by us.

      In November 1998, we presented our HNIPU technology at the International Exhibition for Ideas, Inventions and New Products ("IENA"), a conference in Nuremberg, Germany. We were awarded the two highest awards for our HNIPU at the exhibition.

      We are marketing and selling HNIPU through one or more license or joint venture agreements with major chemical companies in the United States, Europe and Japan. Several major chemical companies have requested, and have been supplied with, sample HNIPU for evaluation and applications testing. We are currently in the final stages of discussions regarding HNIPU with several prospective business and joint venture partners, though of course until an agreement is actually signed we cannot assure you that any HNIPU deals will in fact be made.

      A patent application for HNIPU was filed with the US Patent and Trademark Office on May 28, 1998 and is pending.

Liquid Ebonite Material ("LEM")

      LEM is a synthetic liquid rubber with enhanced mechanical, permeability and anti-corrosive qualities as compared to conventional sheet rubber coverings. In laboratory testing, coverings made with LEM, as compared to conventional sheet rubber coverings, have displayed greater resistance to harsh chemicals such as acids, alkalis and benzene, and have been successfully applied to intricate and complex surfaces such as sieve meshing. Based on the physical and chemical properties of LEM, and on such tests, we believe that LEM coverings are capable of providing superior protection to small-diameter piping, and to the intricate parts of pumps, fans and centrifuge rotors. LEM can be applied to form surface coverings using standard coating techniques, including spraying and dipping.

      Discussions of the potential licensing of LEM are in progress with five companies to the point where samples have been provided to three companies in Germany and two in the U.S. for testing and evaluation.

      LEM was independently developed by Prof. Figovsky and was acquired by us pursuant to a Technology Purchase Agreement dated January 1, 1998 for a purchase price of $15,000, plus royalties equal to 49% of our net revenues from sales or licenses of any products incorporating LEM, payable for a period of 15 years commencing on January 1, 1998. To date, we have not derived any revenues from LEM. Prof. Figovsky one of our consultants.

      A patent application for LEM was filed with the US Patent and Trademark Office on July 28, 1998 and is pending.

RubCon

      RubCon is a technologically advanced, polymer-based, rubberized concrete that utilizes polybutadiene, a polymer derived from liquid rubber, as a binding material for the various aggregates that, together with binders, constitute concrete. In laboratory testing, RubCon has exhibited high degrees of compression, bending and tensile strength, a high degree of water-resistance and a high degree of resistance to aggressive, corrosive chemicals as compared to conventional "cement" concrete. We believe that RubCon has significant potential utility in the manufacture of industrial flooring, equipment operating in aggressive chemical media such as galvanic and electrolysis "baths," foundations, concrete pipes and other underground structures, seismic reinforcement materials, and outdoor structures such as bridges that are routinely exposed to harsh weather, climatic and corrosive conditions.

      Discussions about the manufacture and sale of RubCon are ongoing with seven companies, five European and one in Luxembourg and one in the U.S. company are studying samples while additional companies are being contacted. Preliminary contacts in the U.S. chemical transportation industry indicate a possible interest by the Association of American Railroads to test this material for railroad ties. Other applications may be for pads in vibration-sensitive machinery such as compressors and pumps.

      RubCon was independently developed by Prof. Figovsky, and was acquired by us pursuant to a Technology Purchase Agreement dated January 1, 1998 for a purchase price of $35,000, plus royalties equal to 49% of our net revenues from sales or licenses of any products incorporating Rubcon, payable for a period of 15 years commencing on January 1, 1998. To date, we have not derived any such revenues from RubCon.

Anticorrosive Additives for Polymers -Upgrades chemical resistance characteristics of base polymers

      Anticorrosive Additives (AAdd) are an innovative approach to creating highly chemical resistant polymer materials. Anticorrosive Additives are specially designed to upgrade the chemical resistance characteristics of base polymers to achieve optimal performance capabilities of materials operating in aggressive environments. AAdd can be mixed into a wide range of polymer materials offering a significant increase in product life and reducing product permeability.

      These custom-made specialty formulations are designed to meet specific client requirements. When cured with polymer-based materials, AAdd can dramatically improve the capabilities of poly-based materials by upgrading their chemical resistance properties. The additives are inorganic powders that react with aggressive environments into which they are introduced, forming a new phase of high-strength hydrate complexes. This enhanced bonding occurs upon the penetration of aggressive media into the AAdd-containing polymer material. The chemical resistant properties of AAdd are activated by harsh environmental conditions where polymer systems without additives remain defenseless to chemical corrosion.

      AAdd can be mixed into a wide range of polymer materials such as epoxies, polyurethanes, glues, nylons, polyolephines, synthetic rubbers and PVC offering performance-enhancing attributes that increase the value of the end product. We have developed an extensive product range of additives for upgrading the most common polymers against a wide variety of aggressive media including acids, sea water, fluorine, alkalies, and more. AAdd are an effective solution for many applications. More than 80 products have been tested for use in the chemical industry.

      Advantages of Anticorrosive additives provide a number of distinct enhancements for polymers offering manufacturers products with stronger, corrosion resistant products. Chemical resistance tests were conducted on polymer systems over a period of one year. The results revealed that AAdd-containing polymer systems significantly outperform those systems without the additive. Furthermore, extensive testing has shown that AAdd can increase product life by some 20 times. This extended life offers substantial savings for users who can extend the life of their polymer-based products whether it is pipes, flooring, or other materials that are exposed to specific corrosive environments.

      Products that have been enhanced with AAdd yield a higher impact strength than products without the additive. In addition, material permeability is reduced significantly 15-20 times. The percentages of AAdd mixed with a polymer matrix is relatively low, requiring only a small amount to obtain upgraded resistance characteristics of polymer materials

      AAdd was independently developed by Prof. Figovsky, and was acquired by us pursuant to a Technology Purchase Agreement dated January 1, 1998 for a purchase price of $15,000, plus royalties equal to 49% of our net revenues from sales or licenses of any products incorporating , payable for a period of 15 years commencing on January 1, 1998. To date, we have not derived any such revenues from AAdd

Israeli IncubatorTechnologies

      We have developed arrangements with three Israeli technology companies:
(i) the Technion Entrepreneurial Incubator Co., Ltd. ("Technion"), (ii) Ofek Le-Oleh Foundation, and (iii) the Incubator for Technological Entrepreneurship-Kiryat Weizmann, Ltd., to participate in certain technology research and development projects sponsored by each company. Under such informal arrangements, we provide all or a portion on the financing for, and receive a 20% or greater equity interest in, research and development projects selected by us and the corporations. To this end, we have opened a representative office in the premises of Technion in Haifa, Israel. Pursuant to these arrangements, we have made investments in the following companies:

      o Chemonol, which has developed materials and processes for manufacturing hybrid non-isocyanate polyurethane industrial coatings ("HNIPU" , which was discussed above);

      o     Rademate, which has developed biodegradable hydrophobic materials;

      o Remptech, which has developed processes for the production of extra-fine cobalt and nickel powders;

      o Comsyntech, which is developing a process for the continuous combustion synthesis of ceramic, composite and intermetallic powders.

      o Sorbtech, which has developed a new inorganic sorbent for petroleum product removal; and

      o     Amsil, which is developing high-thermostable organomineral polymers.

      Under those agreements, we received initially 20% of each company's common equity, in exchange for an initial investment of U.S. $60,000. Subsequently we made, and are committed to make, further investments in each of them. The current status of our investment in each of these companies is discussed in connection with our further description of the respective technologies.

Powdered Metallurgy Technology

      We are participating in the further research and development of a process, developed by Remptech, to produce extra fine cobalt and nickel powders by recycling materials containing cobalt and nickel. Powdered metallurgy is generally acknowledged as being capable of yielding a product with superior structural, physical and mechanical properties. We believe that the powdered metallurgy process developed by Remptech is technologically advanced and, based on Remptech's research and testing data, is capable of producing cobalt and nickel powders of 99.8% purity and a grain size of 1-2 micro-centimeters. We believe that such purities and grain sizes are significant factors in the manufacture of materials of high quality and internal physical integrity from powdered cobalt and nickel. Cobalt and nickel are among the three naturally occurring elements that display magnetic properties at room temperature and are widely used in metal alloys. Powdered cobalt and nickel are used in a wide variety of industrial applications, including magnetic, electrical and electronic materials and products.

      We currently hold 50% of Remptech's common equity, which we acquired for investments aggregating $180,000. We are committed to invest a further $120,000 in 2000, which will bring our interest in Remptech's equity to 57%.

      To market the powdered metallurgy technology, we are at this time in technical discussions with three European companies whose combined share of the world market in cobalt and nickel recovery exceeds 90%. Two companies in Israel and one in Canada have received samples for testing.

      A patent application for powdered metallurgy technology was filed with the US Patent and Trademark Office on July 30, 1998 and is pending.

Continuous Combustion Synthesis ("CCS") Technology

      We are participating in the further research and development of a process for the CCS of ceramic, composite and intermetallic powders, including titanium carbide powder, developed by Comsyntech. CCS is a newly devised process utilizing the internal chemical energy of initial reactants in a continuous action reactor, a device being developed by Comsyntech. We believe this process offers competitive advantages (such as increased productivity and lower production costs) over conventional technology. Comsyntech research and testing data indicate that materials produced with the CCS technology have exhibited superior high-thermomechanical properties such as high strength, thermo and wear resistance and good corrosion stability. Based on these properties, we believe that the CCS technology is of potentially significant utility in producing ceramic, composite and intermetallic powders with potential commercial application in the production of metal-cutting tools and abrasives; metal alloys; aircraft and automotive combustor, nozzle and turbine parts; piezo- and ferro-electric materials; and surgical instruments.

      We currently hold a 20% share in the equity of Comsyntech, which we acquired for our initial investment of $60,000. We are committed to invest in 2000 a further $120,000, which will bring out share of the equity to 50%.

      A patent application for continuous combustion synthesis technology was filed with the Israeli Patent Office on November 17, 1998 and is pending.

Continuous Action Reactor - Method for Continuous Combustion Synthesis of ceramic, composite and intermetallic powders

      Generally various ceramic and composite powders are batch-manufactured using electrical and melting furnaces, different high-temperature sprayers, and equipment for crushing and grinding. Synthesis conventionally occurs in a closed reactor by the cyclical technique of loading, synthesis, cooling and unloading. While effective, this technique has limitations that negatively affect productivity. Not only is the cyclical process time consuming, the process requires additional grinding of the end product. Where high-temperatures are involved, a closed reactor has the added danger of an accidental pressure increase that could ultimately result in destruction of the apparatus.

      The Continuous Action Reactor offers the competitive advantage of increased productivity and lower production costs relative to conventional high-temperature furnace reactors and powder production processes. One apparatus replaces high-temperature furnaces as well as spraying and grinding equipment. Furthermore, this method offers additional significant advantages including, rapid production -- large quantities of materials can be produced quickly; lower manufacturing costs -- expensive high-temperature furnaces, complex processing and equipment are eliminated; reduced energy -- energy consumption is greatly reduced offering cost and environmental improvements; unique materials -- materials with new technological properties may be generated as a result of high-temperature and shorter synthesis time; improved properties -- purification of admixtures during synthesis enables high purity materials to be obtained; various materials -- the synthesis process enables the direct production of different multicomponent materials, nonstoichiometric compounds, solid solutions, etc. Smaller clearance limits -- The synthesizing process involves small clearance limits; and reduced treatments -- final powder products are produced without additional treatments such as crushing and grinding.

      Applications for materials produced from the continuous reaction reactor exhibit excellent high-thermomechanical properties such as high strength, thermo and wear resistance and good corrosion stability that can be used in a broad range of applications. The following highlights only a fraction of the powder applications possible in several different industries: metal working industry -- metal-cutting tools and abrasives; metallurgy industry -- alloying additions; aircraft and automotive construction industry -- parts of combustors, nozzles, turbines, etc.; energy industry -- turbine blade coatings; electronics industry -- piezo- and ferro- electronics, etc.

      The continuous action reactor-method is another product of Comsymtech.

Rapidly Biodegradable Hydrophobic Material (RHBM)

      RADEMATE Ltd developed cellulose-based a rapid biodegradable hydrophobic material (RBHM). RBHM is a new, hydrophobic, strong, cheap and completely biodegradable composite material that is environmentally friendly. RBHM has shown great promise in improving the properties of both paper and plastics packaging materials. Due to its biodegradable nature, Rapid Biodegradable Hydrophobic Material is ideal to be applied for the disposable loose fill bags and packages. The material can be used as a commodity in trade, industry and agriculture for a wide range of applications.

      To date, most attempts to produce biodegradable products for consumers focused on developing plastics that could biodegrade. RBHM approaches biodegradable products from the other direction -- making cellulose-based material with the same physical properties as plastic, except the material biodegrades completely in the same time as regular paper bags.

      RBHM consists of cellulose (paper) and biodegradable organic additives. Biodegradation of RBHM occurs in wet soil under normal enzymatic action of various microorganisms -- fungi and bacteria

The main advantages of RBHM are:

      o High Strength -- RBHM's strength characteristics, especially combined with low elongation and acquired water resistance of the material, make RBHM unique and highly desirable for packaging applications.

      o Water Resistance -- the RBHM keeps water resistance for one week. Thus it has excellent prospects for many packaging applications. Most of the existing biodegradable packaging products are not hydrophobic at all and will fail if wetted during use.

      o Full Degradation in the Environment -- Enzymes begin breaking down RBHM in the presence of moisture in natural environments such as soil. Then microorganisms decompose the material with rapidly-occurring metabolic reactions. RBHM is completely converted into carbon dioxide, water and biomass in 2 - 3 months in wet soil. Thus this process completely coincides with the definition of biodegradability given by most experts.

      o RBHM Uses Reproducible Natural Raw Materials -- The cheapest raw material, as well as the most widespread organic material in nature, is cellulose. Cellulose is renewable, reproducing itself through the natural cycle. Sound environmental management balances resources, recycles whenever possible and uses the in a renewable cycle. Cellulose is present widely on the planet -- in trees, bushes, grass and other plants.

      o Relatively Low Cost -- The main obstacle to widespread use of biodegradable polymers is cost. Biodegradable polymers are significantly more expensive ($10 - $1000) than commodity polymers ($2 -$5). The high costs involved in the production of biodegradable polymers means that they cannot compete favorably with conventional polymers. RBHM has no such cost barriers, characteristic of all the other biodegradable plastics. This high cost blocked the widespread adoption of biodegradable plastics in major consumer application. As RBHM is a cellulose-based material, it can be manufactured with the existing paper and pulp industry equipment using existing technologies. This means that it is only insignificantly more expensive to produce than to produce paper itself. Currently available degradable materials on the other hand can cost twice as much.

The number of potential applications for RBHM is immense. Because RBHM can be applied on sheets, films and fibers, it is suitable for a range of single-use products, including, grocery and waste bags, the top and back sheets of disposable diapers, packs and disposable eating utensils. It can be used to create agricultural films and bags that cover ripening fruit. RBHM products such as disposable plates and cups, films for food packaging, miscellaneous everyday items and sanitary products are but a few of the possible applications. Box and bag consumers are generally commercial and industrial users requiring a particular packaging container for a specific product. Below is the list of possible applications for RBHM:

Everyday Itemssuch as trash bags, grocery bags, cups, plates, tablecloths and other household goods; Packaging Materials such as carton boxes, disposable containers for food processing, bags for industrial products; Agricultural Use such as mulch material, pots, composting bags for agriculture wastes; Textile and Other Industry such as biodegradable textile materials, synthetic leather, biodegradable membranes; Sanitary Products such as protection layer for disposable hygienic materials - diapers, sanitary napkins, panties, towels, etc.

We have performed an in-plant demonstration of RHBM at a large paper company and are engaged in discussions with a paper coatings manufacturer for production of the material in the U.S. Samples have been sent to more than 30 companies worldwide that have indicated an interest in RHBM.

      For a total investment to date of $90,000, we currently hold a 44% interest in Rademate, the Israeli company that developed RHBM.

Sorbtech SB-1 -High Capacity Mineral Composite Sorbent for Oil Spill Removal

      Many oil spill sorbents are already on the market. Sorbtech is an innovative new product that can be used to sorb oil from oil spills, harbors, industries and storage areas.

      Sorbtech is composed of basalt non-woven fabric -- an ultra-fine basalt filament. The special thermal vacuum and chemical treatment creates the extremely high sorption capacity as compared to products currently on the market. The mineral fiber material has a low production cost thus it has a good market price.

The major advantages of Sorbech SB-1 are:

      o The extremely high sorption capacity. -- Regular sorption capacity for products currently on the market is in the range of 0.8 - 30.0 grams of petroleum products per gram of sorbent weight (gr/gr). The new SB-1 sorption capacity is in the range of 40.0 - 70.0 gr/gr, depending on oil viscosity.

      o Reuse -- Extracted petroleum products may be reused. SB-1 may be used for multiple oil extractions.

      o Low market cost -- Because material manufacturing costs are low, SB-1 is highly competitive with products already on the market.

      o Low cost / non-hazardous waste disposal -- SB-1 can be used as an auxiliary component in roads construction after multiple uses as an oil spill sorbent.

      o Naturally-occurring mineral -- SB-1 is an environmentally clean material.

      o     Nonflammable -- SB-1 is thermally resistant (up to 700(degree)C).

      Applications of SB-1 can be easily machined into different forms to facilitate the clean up of petroleum products for different types of oil spills:sea water open surfaces, soil contamination, industrial areas, machinery, gas stations, etc.

      Manufactured SB-1 takes many forms: pillows, booms, sleeves, and mats -- according to the specific user requirements. Mats with dimensions of 1.0 x 1.0 x 0.007m are possible for large spill areas.

      When the SB-1 is applied over polluted water, oil is sorbed, but no water is incorporated into the SB-1 bulk, thus improving the sorbent floating ability. SB-1 will absorb only oil from emulsions -- eliminating the need for detergents or other chemicals to break the emulsion.

      Oil release from saturated SB-1 uses simple mechanical treatment such as wringers, centrifuges, etc. The extracted oil products can be reused with little if any reprocessing.

      Extracted SB-1 is used as a foundation for asphalt roads for noise reduction. This reuse is more economical than if it were recycled as sorbent. Because the material and the petroleum product residual on the sorbent is totally compatible with asphalt, there is no additional environmental stress added by the reused material.

      To date we have invested $60,000 in Sorbtech and are committed to invest additional $150,000, for an eventual 50% of Sorbtech's equity. A manufacturer in the U.S. has already indicated an interest in Sorbtech.

Highly Stable Organomineral Polymers - Quaternary Ammonium Silicates (QAS)

      Organomineral polymers based on quaternary ammonium silicates (QAS) are a new kind of silicate material with excellent adhesion properties to hydrophilic and hydrophobic surfaces, high chemical resistance against water and acids, fire-resistance, and are environmentally compatible.

      QAS have superior properties in comparison to epoxy resins and traditional silicates, including: qhigh adhesion to metallic and concrete surfaces; extreme stability in water; thermostability to 2000(degree) K; resistance to corrosion and erosion; and excellent mechanical characteristics.

      QAS may be used, as ammonia compounds; nas biocides; in textiles (if two long chains) - as textile ofteners for home use; as the final rinse in the washing machine; as a rinse after shampooing, mulsifiers; in metal working - as additives to acid used in the cleaning and pickling of steel to prevent hydrogen corrosion; in road building, bentonite treatment, oilfields; as antistatic in polymers - e.g., in PVC belting; for the preparation of excellent quality toner; as components in special systems of water purification; as components in self-setting aqueous mixtures for the manufacture of chemically resisting materials as additives in concrete and coatings; in structure-directing agents, e.g., for the synthesis of molecular sieves with high-modulus silica; in silicate salts - for blends of hydrophilic medical use; as raw material for preparation of organosilanes; with aggregated titanium pigment products containing QAS - for pigment preparation. As silicates, anti-corrosion coating of different surfaces (metals, concrete, wood, etc.); fire-protection coating; specific application; as glue .

      To date we have invested $60,000To date we have invested $60,000 in Amsil, the Israeli entity that is developing QMS, and are committed to invest additional $150,000, for an eventual 50% of Amsil's equity.

Employees

      We have three full-time officers and one clerical employee in our office in Washington, DC. We also have various consulting arrangements with seventeen persons in the United States, Germany, Russia and Israel.

      None of our employees is covered by a collective bargaining agreement. We consider our employee relations to be satisfactory and have not experienced any labor problems.


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

Competition and Marketing

      The near-term primary markets for our products and technologies are chemical manufacturing and radioactive contamination containment, remediation and transportation. We have limited experience in marketing our products and technologies and, other than in connection with the remediation of Reactor 4 at Chernobyl, Ukraine, intend to rely on licenses to or joint ventures with major international chemical, engineering or other companies for the marketing and sale of our technologies. In the case of the EKOR compound, we have entered into a teaming agreement with a major engineering company to submit a bid for a remediation project to apply EKOR, and we have retained a consultant to market EKOR to other facilities of the U.S. government and to private companies. In contrast, other private and public sector companies and organizations have substantially greater financial and other resources and experience than we do. Competition in our business segments is typically based on product recognition and acceptance, price, and marketing and sales expertise and resources. Any one or more of our competitors or other enterprises not presently known to us may develop technologies or products that are superior to ours, significantly underprice our products and technologies, or more successfully market existing or new competing products and technologies. To that extent our ability to compete could be materially and adversely affected.

Regulation

      We are not aware of any U.S. or foreign laws or regulations that govern the marketing, sale or use of any of our present technologies, other than U.S., Russian and Western European environmental safety laws and regulations pertaining to the containment and remediation of radioactive contamination and the toxicity of materials used in connection therewith (in the case of the EKOR compound). Based on the results of tests conducted at Kurchatov, we believe that the EKOR compound meets applicable U.S. and German regulatory standards. However, there can be no assurance that more stringent or different standards may not in the future be adopted or applied depending on EKOR's intended use, or that, if adopted or applied, will not materially increase the cost to us of licensing and using the EKOR compound or prevent its use altogether. Moreover, there can be no assurance that any or all jurisdictions in which we presently or in the future conduct our business will not enact laws or adopt regulations that increase the cost of or prevent us from licensing our other technologies or otherwise doing business therein. Particularly in Russia and Ukraine, the enactment of such laws or the adoption of such regulations may have a presently unquantifiable, substantial adverse impact on our financial condition, business and business prospects.

Intellectual Property

      Of our present technologies, US patent protection has been sought for the EKOR compound material; HNIPU, a modified polyurethene; LEM, a synthetic rubber; and a powdered metallurgy technology. Foreign patent protection has been sought for a coatings and a continuous combustion synthesis technology. On March 23, 1999, EAPS received a patent on the EKOR compound from the US Patent and Trademark Office, Patent No. 5,836,000. There can be no assurance that any of our pending or future patent applications will be approved, that we will develop additional proprietary technology that is patentable, that any patents issued to us will provide us with competitive advantages or will not be challenged by third parties, that the patents of others will not have an adverse effect on our ability to conduct our business or that one or more of our technologies will not infringe on the patents of others. Furthermore, there can be no assurance that others will not independently develop similar or superior technologies, duplicate any of our processes, or design around any technology that is patented by us. It is possible that we may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties relating to our products. There can be no assurance that any license acquired under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any such contest. In addition, we could incur substantial costs in defending suits brought against us on our patents or in bringing patent suits against other parties.

      In addition to patent protection, we also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective working partners and collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

Description of Property

      Since mid-1999 our headquarters have been located at 1216 16th Street, NW, Washington, DC 20036 in a small office suite for which we pay monthly rent of $1,900. We believe that our current facilities are sufficient to meet our requirements.

      We also occupy office space in the premises of Technion Entrepreneurial Incubator, Ltd., in Haifa, Israel, on a month-to-month tenancy basis at the rate of $300 per month. We use that office for our Israeli technology development and marketing activities.

Legal Proceedings

      In December, 1997 Raymond Dirks, Jessy Dirks, Robert Brisotti and David Morris filed an action in the Supreme Court for the State of New York, County of New York, against us for breach of contract, seeking injunctive relief, specific performance and monetary damages of nearly $5 million. The Dirks litigation arises from an agreement between us and National Securities Corporation relating to financial advisory services to be performed by National Securities Corporation, a broker/dealer with which the plaintiffs were affiliated and of which Raymond Dirks Research was a division. We granted National a warrant certificate for 470,000 shares at $1.00 per share (as adjusted to reflect the June 1, 1996, four-to-one forward split of our common stock) as a retainer for general financial advisory services. In conjunction with the separation of the plaintiffs and Raymond Dirks Research from National Securities Corporation, National assigned a significant portion of the warrant certificate to the plaintiffs. This litigation was settled in October 1999 with an agreement by us to issue to the plaintiffs 186,446 shares of our common stock in twelve equal monthly installments. On the other hand, the warrant for 470,000 shares was cancelled.

      In the meantime, our former President Mr. Wilkie brought an action against us in the Superior Court of the District of Columbia, seeking monetary damages of $360,000 plus pre-judgment interest for alleged wrongful termination under a purported employment agreement between him and us. We take the position that this purported employment contract is not valid or binding and intend to defend vigorously against this claim.

                           MARKET FOR OUR COMMON STOCK

Trading Market

      Our common stock trades on the NASD Electronic Bulletin Board.

Principal Market Makers

      The principal market makers of our common stock are Cantor Fitzgerald Securities, Grady & Hatch, Olson & Company, Sherwood Securities, Fahnstock & Co., Paragon Capital Corporation, and Nash Weiss & Co.

Number of Shareholders of Record

      As of January 31, 2000, we had 295 shareholders of record.

Dividends.

      To date we have not declared or paid dividends on our common stock. We presently plan to retain earnings, if any, for use in our business.

Market Price.

      The following table sets forth the quarterly high and low closing bid and closing ask prices (in U.S. dollars) for the common stock for 1997, 1998 and 1999.

      1997                                                Clonging Bid
      ----                                                ------------
                                                     High                Low
                                                     ----                ---

JAN. 2 THRU MAR. 31                                 12.25              5.625
APR. 1 THRU JUNE 30                                  9.625             4.000
JULY 1 THRU SEPT. 30                                 6.875             5.000
OCT. 1 THRU DEC. 31                                  5.4375            1.875

      1998
      ----
JAN. 2 THRU MAR. 31                                  3.3125            2.000
Apr. 1 THRU June 30                                  2.18               .25
JULY 1 THRU SEPT. 20                                 1.291              .975
OCT. 1 THRU DEC. 31                                   .975              .21375

      1999
      ----
JAN. 1 THRU MAR. 31                                  1.125              .30
APR. 1 THRU JUNE 30                                  1.00               .62
JULY 1 THRU SEPT.29                                  1.56               .75
OCT  1 THRU DEC 31

Source: National Quotation Bureau, LLC

      The foregoing data represent prices between dealers and does not include retail mark-ups, mark-downs or commissions, nor do such data represent actual transactions or adjustments for stock-splits or dividends.

                                   MANAGEMENT

Executive Officers and Directors

          Name               Age     Position with the Company
          ----               ---     -------------------------

Chad A. Verdi                33      Chairman of the Board of Directors,
                                     Consultant
Dr. Randolph A. Graves, Jr.  60      Director, Consultant
Don V. Hahnfeldt             55      Director, President and Chief Executive
                                     Officer
Dr. Geraldine V. Cox         55      Vice President
Michael L. Thomas            38      Vice President, Finance and Administration,
                                     and Secretary

      Mr. Chad A. Verdi is presently the President and CEO of Coastal Food Services & Provisions Inc. and Coastal Food Service Companies located in Cranston, Rhode Island. Under Mr. Verdi's direction, Coastal Food Service Company has grown since 1991 from sales of $2 million to a projected 1999 estimate of $30 million. Under the management of Mr. Verdi, the Coastal Companies have made two major diversified acquisitions and started an additional horizontal growth company with estimated sales in 1999 of four million dollars. In addition to Mr. Verdi's successful business operations and management experience he has been an advisor and shareholder for several public and private companies, including Wild Heart Ranch and Evergreen Communications

      Dr. Randolph A. Graves, Jr., serves as a consultant to the Aerospace, Computing and Small Business communities through Graves Technology, a company he founded in 1991. Prior to founding Graves Technology, Dr. Graves held various positions in small start-up companies. He currently serves on the Business Advisory Board of Bortder Logic, Inc., a start-up Internet game development company.

      Dr. Graves has over thirty years experience in managing scientific and engineering programs with a focus on technology development, validation and application. He was employed by NASA's Langley Research Center in a number of research and research management positions before moving to NASA Headquarters where he served as

Director of Aerodynamics. He served on numerous managerial and technical panels/committees including the Aerodynamics Panel of the Workshop on Aeronautical Technology for the Year 2000 sponsored by the National Academy of Science's National Research Council, served as a member of the American Institute of Aeronautics and Astronautics Applied Aerodynamics Technical Committee, served as a member of the White House's Federal Coordinating Council on Science Engineering and Technology Subcommittee on High Performance Computing and was NASA's member of NATO's Advisory Group on Aerospace Research and Development Fluid Dynamics Panel where he also served as the Chairman of the Subcommittee on Computational Fluid Dynamics.

      Dr. Graves is an Associate Fellow of the American Institute of Aeronautics and Astronautics, is a member of the American Society of Mechanical Engineers, was the recipient of a Sican Fellowship at Stanford University's Graduate School of Business and is listed in Oxford's Who's Who - The Elite Registry of Extraordinary Professionals. Dr. Graves has written or co-authored over sixty formal scientific and technical reports, articles and conference papers, written some three dozen technology identification reports for clients, written comprehensive in-depth reports on specialized topics for clients and developed, coordinated and prepared numerous business plans and investment overview documents for small business clients.

      Mr. Don V. Hahnfeldt joined the Company on July 7, 1999 following a twenty-nine year career in public and government service, including a strong background in nuclear technology. His areas of expertise are strategic planning and financial management.

      Mr. Hahnfeldt recently served as City Manager of Sunnyside, Washington. Prior to that he served in the U.S. Navy, where he rose through the ranks to become Commodore of a Trident Submarine squadron with eight nuclear powered ballistic missile subs, 4,000 personnel and an annual budget of $100 million. He was awarded numerous citations for effective leadership and his commands were repeatedly cited for outstanding efficiency and combat readiness. He was awarded the Navy's highest peacetime personnel award, the Legion of Merit, four times.

      Mr. Hahnfeldt received a B.S. in Business Administration from Roosevelt University, an equivalent M.S. in Nuclear Engineering from the U.S. Navy Nuclear Power School, an M.S. in Operations Research from the Navy Post Graduate School, and an M.P.A. from Valdosta State University.

      Dr. Geraldine V. Cox has 18 years experience in senior management in industry and trade associations representing basic industries. While Dr. Cox was trained as an environmental scientist, she has worked with the chemical and petrochemical, transportation electronics and allied industries. She is chairman and Chief Executive Officer of AMPOTECH Corporation, a technology transfer company focusing on power generation, and she was a Vice President of Fluor Daniel reporting directly to the President of Sales. She was Vice President and Technical Director of the Chemical Manufacturers Association for 12 and one-half years, where she reorganized and restructured the industry advocacy and research programs for the association. She also served as primary media spokesman for the industry on many issues, including the accident in Bophal, India. She was a White House Fellow, serving as the Special Assistant to the Secretary of Labor (1976-1977). She has received numerous national awards, including the highest civilian award from the United States Coast Guard for her work on maritime industrial hygiene, and the Society of Women Engineers top Award for engineering achievement in 1984.

      Mr. Michael L. Thomas has more than ten years experience in marketing, sales, accounting and management including: product development; financial and budget planning; administrative management; fund-raising; grant writing and volunteer resources. He was president and publisher of Health and Wellness Publishing where he edited Health Educator. Mr. Thomas was an account manager for RDP Development. He served as research analyst working on management planning.

      We have a Board of Directors comprised of three persons. Under our By-Laws, directors are supposed to be elected at annual meetings of shareholders and hold offices until the next annual meeting of shareholders or until their successors have been elected. In practice, we have never held a shareholders meeting for the election of directors. We are, however, planning for an Annual Meeting in the spring of the current year.

      On November 30, 1998, Adm. James D. Watkins resigned as a director. On December 10, 1998 Maxwell Rabb and Lawrence McQuade resigned as directors.

      On December 10, 1998, the departing directors elected Dr. David Wilkes, Dr. Randolph A. Graves, Jr. and Joseph Gatti to the Board of Directors. On April 8, 1999, Joseph Gatti resigned as a director and on the same date the remaining directors elected Chad A. Verdi as his replacement.

      Dr. Wilkes retired from the Board on January 15, 2000. The remaining directors replaced him as a director by Mr. Hahnfeldt and as Chairman by Mr. Verdi.

      On April 1, 1999 the Company entered into an Employment Agreement with Frank X. Fawcett to serve as our President and Chief Executive Officer. On July 6, 1999 the Company and Mr. Fawcett entered into a Disengagement Agreement terminating the Employment Agreement for personal reasons, and on July 7, 1999, Mr. Hahnfeldt took office as our President and Chief Executive Officer.

Key Consultants

      Oleg L. Figovsky, Ph.D. has served as a technology and business development consultant to the Company since April, 1996. From 1993 Prof. Figovsky has served as the General Manager of Polyadd, Ltd., an Israeli corporation. From 1992 until 1993, Prof. Figovsky was the Manager of Research and Development at the Israeli Corrosion Research Institute. From 1990 until 1991 Prof. Figovsky served as the Director of Research Center of "Intercorr", an Austrian-Russian joint venture, and from 1986 until 1991 he was the Head of the Corrosion Protection Department of the All-Union Corrosion Protection Research Institute in Moscow, Russia. Prof. Figovsky received a Masters of Science degree in Materials Engineering from the All-Union Civil Engineering Institute, Moscow, Russia in 1964, a Ph.D in Materials Engineering from the Moscow Civil Engineering Institute in 1971, and a Doctor of Science in Materials Engineering from the Institute of Corrosion Protection, Moscow in 1989. As mentioned above in the description of our business, we have from time to time purchased technologies conceived by Prof. Figovsky. We are paying him for his services as a consultant monthly $5,000 in cash and shares of our common stock having a market value of $6,000.

      Peter Gulko was one of our organizers, served us for a time as a director and briefly in 1998 as President, and is a major shareholder. He provides liaison between us and our associates in Russia, Ukraine and Israel. Mr. Gulko has more than twenty years experience in business development, foreign (representative) office management, client relations, supervision, engineering project management and technology transfer. We are currently paying Mr. Gulko for his services as a consultant $6,000 per month.

      Alex Trossman is a founding partner and general manager of Polymate, Ltd.
- Israeli Research Center, which supervises our investments in Israeli technology companies. He was previously the technical manger of Galam, Ltd., an Israeli starch, glucose and fructose producer, and prior thereto he was successively project manager with Elbit Computer, Ltd., assistant chief engineer of Automotive Industries, Ltd. and the head of engineering for Rotem Fertilizers, Ltd., all Israeli companies. Mr. Trossman attained the rank of major in the Israeli Defense Forces, serving as head of the military vehicle rebuilding program. He was also a senior designer for the Israeli Armaments Development Authority. Educated in the former Soviet Union, Mr. Trossman earned a bachelor of science, mechanical engineering degree from the Automotive and Highway Institute, Kiev, Ukraine, and a master of science, mechanical engineering degree from the Israeli Institute of Technology (Technion), Haifa, Israel. We are paying Mr. Trossman for his services as a consultant monthly $5,000 in cash and shares of our common stock having a market value of $6,000.

      Eugene P. Kotchick, through his company E.P. Kotchick Consultant, functions as our principal marketing consultant, mainly in the United States. For its services as a consultant, we are paying to E.P. Kotchick Consultant $1,675 per week and will pay commissions of 3% of gross sales booked by us to contacts identified by E.P. Kotchick Consultant.

      In addition to the forgoing, we are making support payments, in amounts that are not material individually or in the aggregate, to 5 scientists in Russia and 6 scientists in Israel.

      Chad A. Verdi and Randolph A. Graves, Jr., the two members of our Board of Directors who are not employed by us, have entered into agreements with us render services to us consultants - Mr. Verdi in the area of corporate finance and Dr. Graves in the area of technology evaluation. For these services, they are each compensated at the rate of $1,000 per week and are to be issued warrants to purchase up to an aggregate of 375,000 shares of our common stock: a five-year warrant issued on October 1, 1999 to purchase 75,000 shares at $1.00 per share; a five-year warrant to be issued on October 1, 2000 to purchase 75,000 shares at $2.00 per share; a five-year warrant to be issued on October 1, 2001 to purchase 75,000 shares at $3.00 per share; a five-year warrant to be issued on October 1, 2002 purchase 75,000 shares at $4.00 per share; and a five-year warrant to be issued on October 1, 2003 to purchase 75,000 shares at $5.00 per share. This compensation is in addition to the compensation that has been paid to Messrs. Verdi and Graves for their services as directors

Executive Compensation.

      The following Summary Compensation Table sets forth the compensation paid by us for services rendered in all capacities during the calendar years 1996, 1997 and 1998 to Randolph A. Graves, Jr., who was the Chief Executive Officer through January 23, 1998. The table also set forth the compensation paid by us for services rendered in all capacities during 1998 to Peter Gulko and John McNeil Wilkie, who also served as the Chief Executive Officers during 1998. No other executive officer or key employee was compensated in excess of $100,000 during 1996, 1997 or 1998.

                           SUMMARY COMPENSATION TABLE

                                                Annual Compensation            Long term Compensation
                                                -------------------       ------------------------------
                                                      Salary       Bonus       Restricted Stock Awards
   Name and Principal Position             Year        ($)          ($)                  ($)
Randolph A. Graves, Jr., President and     1996      $ 77,374     $20,000            $243,109(1)
  Chief Executive Officer                  1997      $ 77,374           0                   0
                                           1998         5,000           0                   0

Peter Gulko, President and Chief
  Executive Officer                        1998      $ 15,000           0                   0

John McNeil Wilkie, Chief Financial
  Officer; President and Chief
    Executive Officer                      1998      $ 70,000           0            $100,000(2)

Frank X. Fawcett, President and Chief
  Executive Officer                        1999      $ 44,000                          42,600(3)

Don V. Hahnfeldt, President and Chief
  Executive Officer                        1999      $ 50,000                               0(4)

      (1) Reflects the value of common stock issued as partial compensation for services rendered in 1996.
      (2) Reflects the value of common stock issued as partial compensation for services rendered in 1998
      (3) Reflects the value of common stock issued as partial compensation for services rendered in 1999
      (4) Mr. Hahnfeldt was initially paid a salary at the rate of $104,000 per year, beginning on the date on which he was employed by us and took office as President. He also received a 5-year warrant to purchase 50,000 shares of our common stock at $1.00 per share On September 1, 1999 Mr Hahanfedt was awarded under the 1999 stock option plan an option on 150,000 shares at .71. Effective November 5, 1999, Mr. Hahnfeldt entered into a three-year employment contract with us that provides for base compensation in the first contract year of $104,000; in the second contract year, the sum of that amount plus the bonus awarded to him in the first contract year; and in the third contract year, that amount plus the bonus awarded to him in the second contract year. The bonus to which Mr. Hahnfeldt is entitled in each contract year is an amount, not to exceed 50% of base salary, determined by applying to that year's base salary the percentage by which the market price of our common stock had increase between the beginning and the end of the contract year. In addition, for each contract year Mr. Hahnfeldt will be issued a five-year warrant to purchase 100,000 shares of our common stock for $1.00, $2.00 and $3.00 per share, successively.

Compensation of Directors and Secretary

      Each of the directors, including Dr. Wilkes who retired from the Board on January 15, 2000, and not including Mr. Hahnfeldt, who was not a director during 1999, received 2,500 shares per month for January through May 1999 and 5,000 shares per month for June through August. For the balance of their term as directors, the Board awarded to each director, including Dr. Wilkes, a ten-year option to purchase 150,000 shares of common stock at $0.71 per share under our 1995 stock option plan, which is currently administered by the Board. Under the terms of the plan, Dr. Wilkes' option will lapse unless he exercises it by April 15, 2000. In the cases of Mr. Verdi and Dr. Graves, this compensation is in addition to their compensation as consultants. The Secretary, who had previously been awarded an incentive stock option under the 1995 stock option plan on 50,000 shares, was also compensated with 2,500 shares per month for January through May 1999 and 5,000 shares per month and a salary at the rate of $68,000 per year thereafter.

1995 Incentive Stock Option Plan

      In 1995 we adopted the 1995 Incentive Stock Option Plan (the "Plan"). The Board of directors believes that the Plan is desirable to attract and retain executives and other key employees of outstanding ability. Under the Plan, options to purchase an aggregate of not more than 500,000 shares of common stock may be granted from time to time to key employees, officers, directors, advisors and consultants.

      The Plan is currently administered by the Board, which may empower a committee to administer the Plan. The Board is generally empowered to interpret the Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the optionee, determine the individuals to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for options granted under the Plan is determined by the Board provided that the exercise price of incentive stock options will not be less than 100% of the fair market value of a share of the common stock on the date the option is granted (110% of fair market value on the date of grant of an incentive stock option if the optionee owns more than 10% of our common stock.) Upon exercise of an option, the optionee may pay the purchase price with previously acquired securities of the Company, or at the discretion of the Board, we may loan some or all of the purchase price to the optionee.

      Options will be exercisable for a term determined by the Board, which will not be greater than ten years from the date of grant and five years in the case of incentive stock options. Options may be exercised only while the original grantee has a relationship with us which confers eligibility to be granted options or within three months after termination of such relationship with the Company, or up to one year after death or total and permanent disability. In the event of the termination of such relationship between the original grantee and us for cause, as defined in the Plan, all options granted to that original optionee terminate immediately. In the event of certain basic changes in the Company, including a reorganization, merger or consolidation of the Company, or the purchase of shares pursuant to a tender offer for shares of our common stock, in the discretion of the Committee, each option may become fully and immediately exercisable. Incentive stock options are not transferable other than by will or the laws of descent and distribution. Non-qualified stock options may be transferred to the optionee's spouse or lineal descendants, subject to certain restrictions. Options may be exercised during the holder's lifetime only by the holder, his or her guardian or legal representative.

      Options granted pursuant to the Plan may be designated as incentive stock options ("ISO"), with the attendant tax benefits provided under Sections 421 and 422 of the Internal Revenue Code of 1986. Accordingly, the Plan provides that the aggregate fair market value determined at the time an ISO is granted of the Common Stock subject to incentive stock options exercisable for the first time by an employee during any calendar year under all our plans and our subsidiaries may not exceed $100,000. The Board may modify, suspend or terminate the Plan; provided, that certain material modifications affecting the Plan must be approved by the stockholders, and any change in the Plan that may adversely affect an optionee's rights under an option previously granted under the Plan requires the consent of the optionee.

      An option to purchase 50,000 shares has been granted to one employee pursuant to the Plan. In addition, as mentioned above, the directors granted themselves options to purchase an aggregate of 450,000 shares.

1999 Incentive Stock Option Plan

      In August 1999, the Board of Directors adopted the 1999 Plan, which provides for the issuance of options on a further 750,000 shares and is in other respects identical to the 1995 Plan. Under the 1999 Plan, which is subject to approval by the shareholders options to purchase 150,000 shares have been awarded to Mr. Hahnfeldt.

Limitation on Officers' and Directors' Liability

      Our Articles of Incorporation provides that we shall, to the full extent permitted by Section 29-304 of the District of Columbia Business Corporation Act, as from time to time amended and in effect, indemnify any and all persons we have the power to indemnify under said section. Section 29-304 of the Business Corporation Act grants to us the power to indemnify any and all of our directors or officers or former directors or officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties or a party, by reason of being or having been directors or officers or a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person is adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any By-Law, agreement, vote of stockholders or otherwise. The foregoing provisions of our Articles of Incorporation may reduce the likelihood of derivative litigation against our directors and officers for breaches of their fiduciary duties, even though such action, if successful, might otherwise benefit us and our stockholders.

      Additionally, our By-Laws provide for the indemnification of directors and officers. The specific provisions of the By-Laws related to such indemnification are as follows:

                                   ARTICLE VI

                                 INDEMNIFICATION

            No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.

      We have obtained an officers' and directors' liability insurance policy that will indemnify officers and directors for losses arising from any claim by reason of a wrongful act under certain circumstances where we do not indemnify such officer or director, and will reimburse us for any amounts where we may by law indemnify any of our officers or directors in connection with a claim by reason of a wrongful act.

                       PRINCIPAL AND SELLING SHAREHOLDERS

      The following table sets forth certain information known to us regarding beneficial ownership of our common stock at the date of this prospectus by (i) each person known by us to own beneficially more than 5% of our common stock,
(ii) each of our directors, (iii) each of our executive officers, (iv) all officers and directors as a group, and (v) each of the beneficial owners of the 11,971,942 shares of common stock registered in the Registration Statement covering shares being offered. The shares offered will be sold, if at all, solely by and at the discretion of the selling shareholders. We will not receive any proceeds from any sales. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

      With respect to the number of shares listed as beneficially owned by certain selling shareholders prior to the offering, we have relied on statements filed by the selling shareholders with the SEC pursuant to Sections 13(d)under the Securities Exchange Act. We have no reason to believe that such filings are inaccurate.

Shares Beneficially Owned Shares     Shares Beneficially
                                      Prior to Offering        Registered      Owned After Offering
                                  --------------------------  ------------  -------------------------
                                                  Percent                                   Percent
Name and Address of                              If Greater                               If Greater
Beneficial Owner                     Number       than 1(1)     Number        Number      Than 1(2)
--------------------------        ------------  ------------  ----------    ----------   ------------
Peter Gulko
CIS Development Corp
976 Rock Haven Drive
Rockville, MD 20852                 5,430,000       13.59       500,000       4,930,000      10.52

David Wilkes(4)
15 Sommerset Dr., South
Great Neck, NY 11020                  391,790          --         9,750(4)      391,790         --

Jeffrey Markowitz(5)
7 Kensington Road
Scarsdale, NY 10583                    50,000          --        25,000(5)       50,000         --

Richard Friedman(6)
49 Fort Royal Isle
Fort Lauderdale, FL. 33308             50,000          --        25,000(6)       50,000         --

ECON Investor Releations, Inc
AIM Corporate Relations Inc.
5540 14B Avenue
Tsawwassen, British Columbia
V4M 2G6 Canada                         19,500          --         9,500          10,000         --

JNC-Opportunity Fund Ltd.
c/o Olympia Capital
  (Bermuda) Ltd.
Williams House, 20 Reid St
Hamilton HM 11, Bermuda               941,898        3.01     5,714,362              --         --

JNC Strategic Fund Ltd.
c/o Olympia Capital
  (Bermuda) Ltd.
Williams House, 20 Reid St
Hamilton HM 11, Bermuda               262,464          --            (8)             --         --

CDC Consulting,
19476 Dorado Dr.
Trabuco Canyon, CA 92679                   --          --        67,500(13)          --         --

Diversified Strategies
  Fund, L.P.
c/o Encore Capital
  Management, L.L.C
12007 Sunrise Valley Dr.
Suite 460
Reston, VA 20191                       27,252          --       327,252              --         --

John McNeil Wilkie
P.O. Box 1723
126 W. Colorado Avenue
Telluride, CO 81435                    50,000          --        50,000              --         --

Shares Beneficially Owned Shares     Shares Beneficially
                                      Prior to Offering        Registered      Owned After Offering
                                  --------------------------  ------------  -------------------------
                                                  Percent                                   Percent
Name and Address of                              If Greater                               If Greater
Beneficial Owner                     Number       than 1(1)     Number        Number      Than 1(2)
--------------------------        ------------  ------------  ----------    ----------   ------------
Randolph Graves, Jr.(3)
3299 Villanova Avenue
San Diego, CA 92122                   637,500        1.59            --         637,500       1.42

Chad A. Verdi(3)(10)
100 Pheasant Drive
East Greenwich, RI 02818              156,353          --       145,605          45,748         --

Michael L. Thomas(11)
1326 Girard Street, NW
Unit 2 Washington, DC 20009            97,304          --        97,304(11)          --         --

D.K Rogers
20 W. 86th Street *5A
New York, NY 10024                    100,000          --       100,000              --         --

Woodward LLC
Corporate Center
West Bay Road
Grand Cayman, Cayman Island         1,882,353        4.71     3,282,353

Richard Wall(11)
95 Hartford Way
Beverley Hills, CA 90210                   --          --       364,000(11)          --         --

Don V. Hahnfeldt(3)(13)
1130 Riva Ridge DR
Great Falls VA 22066                  200,000          --        50,000(13)     200,000         --

Spinneret Financial Systems
C/o Joseph B. Lrocco, Esq
49 Locust Avenue, Suite 107
New Canaan, CT 06840                1,000,000        2.50     1,100,000(15)          --         --

----------------------------------------------------------------------------------------------------
Directors and Officers
As a Group

(4 Persons)                         1,091,157        2.73       292,909         883,248       1.88

      (1) Based upon (i) 39,948,139 shares of common stock outstanding as on January 31, 1999; ii including 2,000,000 shares for Kurchatov Research Holdings; iii including 1,000,000 shares of common stock for Spinneret Financial Systems;
      (2) Gives effect to: (i) 1,278,750 shares of common stock issuable upon the exercise of warrants, (ii) up to 4,000,000 shares of common stock issuable upon the conversion of convertible debentures outstanding at the date of this prospectus (which shares have been registered under the registration statement of which this prospectus is a part, and (iii) the sale by the selling shareholders of all of the shares registered under the registration statement of which this prospectus is a part. Does not give effect to 1,250,000 shares of common stock reserved for issuance under our 1995 and 1999 stock option plan.
      (3)   Director
      (4)   Share issuable upon exercise of warrants
      (5)   Shares issuable upon exercise of warrants.
      (6)   Shares issuable upon exercise of warrants.
      (7) Includes 510,000 shares issuable upon exercise of warrants; 4,000,000 shares issuable upon conversion of convertible debentures of which 1,204,362 have been previously issued for debt and interest conversions in 1998 and 1999. With respect to the number of shares listed as beneficially owned by JNC Opportunity Fund,. Encore Capital Management L.L.C. ("Encore"), a registered investment manager under the Investment Advisers Act of 1940, acts as investment adviser to JNC Opportunity Fund, JNC Strategic Fund, and Diversified Strategies Fund.
      (8)   Shares included in Footnote (6)
      (9) Includes 10,000 shares issuable upon exercise of warrants; 290,000 shares issuable upon conversion of convertible debentures of which 27,252 have been issued in conversation of interest. Encore acts as investment adviser to Diversified, JNC Strategic Fund and JNC Opportunities Fund. Encore and Diversified are parties to an Investment Advisory Agreement, included as an Exhibit to the Schedule 13D filed by Diversified, pursuant to which, among other things, Encore has the right to make certain investment decisions and exercise certain voting rights with respect to the shares beneficially owned by Diversified.
      (10) Includes 35,000 shares of common stock issuable upon the exercise of warrants.
      (11) Vice President of Finance and Administration and Secretary. Does not include 50,000 shares of common stock issuable upon the exercise of stock options.
      (12)  Shares issuable upon exercise of warrants
      (13) President and Chief Executive Officer effective July 7, 1999, Includes 50,000 shares of common stock issuable upon exercise of warrants
      (14) Includes 200,000 shares of common stock issuable upon exercise of warrants, 1,200,000 for use of equity line of credit.
      (15) Includes 100,000 shares of common stock issuable upon exercise of warrants.

          TRANSACTIONS WITH MAJOR SHAREHOLDERS, DIRECTORS AND OFFICERS

Shareholder and Other Loans

      In April 1997 ERBC Holdings, Limited, which is wholly owned by Kurt Seifman, one of our shareholders, made us a loan of $30,000, which remains outstanding.

Issuance of Common Stock to Consultants and Advisors

      During 1996, we issued 4,345,036 shares of common stock as consideration for consulting services performed by various employees and consultants, including related parties, through December 31, 1996. Shares issued under these arrangements were valued at $1,209,477, which was all charged to operations during 1996. Of such shares issued in 1996, 2,628,000 shares of common stock were issued for start-up services rendered principally during 1995. Such shares were assigned a value of $164,250, which represented the fair market value for these services rendered at such time.

      During 1997 and 1998, we issued 205,000 and 468,044 shares of common stock, respectively, as consideration for consulting services performed by various consultants, including related parties. During July 1998, we and a consultant mutually agreed to cancel 375,000 shares of common stock that were issued for past consulting services valued at $93,750. The value of the cancelled shares of $93,750 has been recorded as a reduction of consulting expense for the year December 31, 1998. Shares issued, net of cancelled shares, under these arrangements were valued at $839,550 and $422,200, which was all charged to operations during 1997 and 1998, respectively.

      During the nine months ended September 1999 we issued 1,355,681 shares of common stock with a value of $1,144,348 as consideration for consulting services performed by various consultants, including related parties.

Acquisition of Technologies from Consultant

      Prof. Figovsky, who is a consultant, is the originator and developer of three technologies, INP, LEM and RubCon, all right, title and interest in which was purchased by the Company from Prof. Figovsky in January, 1998, for an aggregate purchase price of $125,000 plus royalties equal to 49% of the company's net revenues from the sale and/or licensing of such technologies, payable for a period of 15 years commencing on January 1, 1998.

Common Directors, Officers and Shareholders

ERBC Holdings, Ltd. ("ERBC")

      ERBC, which sublicensed to us the EKOR technology licensed to it by EAPS, is the beneficial owner of 255,000 shares of our common Stock. Hans-Joachim Skrobanek, who is a shareholder (331,875 shares), was until recently an officer of ours and at one time served as one of our directors, is also an employee of ERBC and now the president of KRHL. Peter Gulko, who is a major shareholder of ours (5,430,000 shares), was one of our original directors, briefly in 1998 served as our President and currently serves as a consultant, at one time also worked for

ERBC. Kurt Seifman, the chief executive officer and sole shareholder of ERBC, is the beneficial owner of 712,810 shares of our common stock, after having recently sold 533,490 shares.

Kurchatov Research Holdings, Ltd ("KRHL").

      Please refer to the information detailed above under the heading "Certain Recent Transactions".

      Dr. Graves, one of our directors who until January 23, 1998 served as our President and Chief Executive Officer, served as a director and officer of KRHL from June 1997 through February 13, 1998. We did not enter into any material transactions, agreements or commitments with KRHL during Dr. Graves' incumbency as a director or officer of KRHL.

                            DESCRIPTION OF SECURITIES

      Our authorized capital consists of 50,000,000 shares of common stock, par value $.00025 per share, and 1,000,000 shares of "blank check" Preferred Stock, par value $0.001. As of December 31, 1999 there were outstanding 36,590,507 shares of common stock and no shares of blank check preferred stock. Below is a summary description of certain provisions relating to our capital stock contained in our Articals of Incorporation and By-Laws and under the District of Columbia Business Corporation Act. The summary is qualified in its entirety by reference to our Articles of Incorporation and By-laws and the District of Columbia Business Corporation Act.

Common Stock

      We are authorized to issue 50,000,000 shares of common stock. All the issued and outstanding shares of common stock are validly issued, fully paid and non-assessable. Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holders of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to our offerings of shares of our common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefor. It is our present intention to retain earnings, if any, for use in our business. Dividends are, therefore, unlikely in the foreseeable future.

Blank Check Preferred Stock

      Pursuant to our Certificate of Incorporation, our Board is authorized to issue, without any action on the part of our stockholders, an aggregate of 1,000,000 shares of "blank check" preferred stock. The Board has authority to divide the blank check preferred stock into one or more series and has broad authority to fix and determine the relative rights and preferences, including the voting rights of the shares of each series. The blank check preferred stock could be used as a method of discouraging, delaying, or preventing a change in control of the Company or be used to resist takeover offers opposed by management. Under certain circumstances, the Board could create impediments to or frustrate persons seeking to effect a takeover or otherwise gain control of the Company by causing shares of blank check preferred stock with voting or conversion rights to be issued to a holder or holders who might side with the Board in opposing a takeover bid that the Board determines not to be in our best interest. In addition, our ability to issue such shares of blank check preferred stock with voting or conversion rights could dilute the stock ownership of such person or entity. No shares of blank check preferred stock are currently issued and outstanding and we have no plans to issue any shares of blank check preferred stock.

Transfer Agent

      The Transfer Agent for the common stock is Interwest Transfer Co., Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117, Phone 801-272-9294, Fax 801-277-3174

                         SHARES ELIGIBLE FOR FUTURE SALE

      A. Freely Tradeable Shares

      Once this offering is complete, we will have a total of 46,834,389 shares of common stock outstanding assuming the exercise of the warrants and the conversion of the debentures and the sale of 1,200,000 shares for the Equity Line of Credit.(1) Of these outstanding shares, upon the exercise of the warrants and the conversion of the convertible debentures registered by us herein, 27,992,584 shares will be freely tradeable, without restriction by or further registration under the Securities Act.

      B. Restricted Shares

      18,841,805 shares of common stock shares outstanding are "restricted securities", as defined in Rule 144 under the Securities Act. However, most of these shares have been sold in compliance with Rule 144 and are, therefore, freely tradeable by their purchasers.

-------------

      (1) In arriving at this number, we assumed the issuance of: (i) 1,276,250 shares under certain warrants; and (ii) up to 3,936,144 shares upon the conversion of our convertible debentures registered by us under the registration statement of which this prospectus is a part. Does not give effect to the issuance of up to 1,250,000 shares of common stock reserved for issuance under our 1995 and 1999 stock option plans.

                              PLAN OF DISTRIBUTION

      The distribution of the shares by the selling shareholders or by their respective pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) on the NASD Electronic Bulletin Board or any exchange on which the shares may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), through short sales, sales against the box, puts and calls and other transactions in our securities or other derivatives thereof, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling shares to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders may also sell shares pursuant to Rule 144 of Securities Act or pledge shares as collateral for margin accounts, and such shares could be resold pursuant to the terms of such accounts. The selling shareholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act.

      In order to comply with certain state securities laws, if applicable, the shares will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

      We have agreed to bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares being offered by the selling shareholders.

                                     EXPERTS

      Our audited balance sheets at December 31, 1997 and 1998 and the related statements of operations for the years ended December 31, 1996, 1997 and 1998 included in this prospectus have been audited by Tabb, Conigliaro & McGann, P.C., independent certified public accountants, as set forth in their report contained herein. These financial statements have been included in reliance upon the report of Tabb, Conigliaro & McGann, P.C., given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

      We are subject to the informational reporting requirements of theSecurities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at 5757 Wilshire Boulevard, Los Angeles, California 90036; and at the New York Regional Office of the Commission, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of the materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

      We have filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the registration of the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits, which are incorporated by reference, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus or in any document incorporated by reference as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement for such other documents, which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

      Our Registration Statement on Form S-1, as well as any reports, proxy statements and other information filed under the Exchange Act, can also be obtained electronically after we have filed such documents with the Commission through a variety of databases, including, among others, the Commission's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the Commission maintains a Website (at http://www.sec.gov) that contains such information regarding us.

      Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements (including notes thereof) appearing in the documents incorporated herein by reference. This prospectus incorporates documents by referenced which are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this prospectus has been delivered, from Secretary, Eurotech, Ltd., 1216 16th Street, N.W., Washington, D.C. 20036, phone
(202) 466-5448 fax (202) 466-5591 or by email mlthomas@eurtoechltd.com

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                                 BALANCE SHEETS

                                     ASSETS
                                    (Note 2)

                                                                    At December 31,  At Sept. 30, 1999
                                                                          1998          (Unaudited)
                                                                    ---------------  -----------------
CURRENT ASSETS:
  Cash                                                                $      1,940        $    311,982
  Receivable from related parties                                            5,918               5,918
  Prepaid expenses and other current assets                                    200                 200
                                                                      ------------        ------------

    TOTAL CURRENT ASSETS                                                     8,058             318,100

PROPERTY AND EQUIPMENT - net of accumulated depreciation                    31,846              25,700

OTHER ASSETS:
  Investment in Kurchatov Research Holdings, Ltd.                               --           4,841,438
  Organization and patent costs - net of accumulated amortization           26,587              25,038
  Deferred financing costs                                                   2,361                  --
  Other assets                                                               7,551               9,750
                                                                      ------------        ------------

    TOTAL ASSETS                                                      $     76,403        $  5,220,026
                                                                      ============        ============

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Notes payable                                                       $         --        $    570,509
  Accrued liabilities                                                    1,716,809           2,690,742
  Deferred revenue                                                         225,000             375,000
                                                                      ------------        ------------

    TOTAL CURRENT LIABILITIES                                            1,941,809           3,636,251
                                                                      ------------        ------------

CONVERTIBLE DEBENTURES                                                   6,970,000           6,660,000
                                                                      ------------        ------------

CONTINGENCIES AND OTHER MATTERS (Notes 1, 2, 5 and 6)

STOCKHOLDERS' DEFICIENCY:
  Preferred stock - $0.01 par value; 1,000,000 shares
    authorized; -0- shares issued and outstanding                               --                  --
  Common stock - $0.00025 par value; 50,000,000 shares authorized;
    19,621,882 and 30,577,344 shares issued and outstanding at
    December 31,1998 and September 30, 1999, respectively                    4,905               7,644
  Additional paid-in capital                                            15,452,783          23,186,758
  Unearned financing costs                                                 (47,500)             (4,873)
  Deficit accumulated during the development stage                     (24,245,594)        (28,265,754)
                                                                      ------------        ------------

    TOTAL STOCKHOLDERS' DEFICIENCY                                      (8,835,406)         (5,076,225)
                                                                      ------------        ------------

    TOTAL LIABILITIES AND STOCKHOLDERS'                               $     76,403        $  5,220,026
     DEFICIENCY                                                       ============        ============


See notes to financial statements

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                   For the Period
                                                                                   from Inception
                                             For the Nine Months Ended Sept. 30,  (May 26, 1995) to
                                                   1998                  1999      Sept. 30, 1999
                                             ------------          ------------      ------------

REVENUES                                     $         --          $         --      $         --
                                             ------------          ------------      ------------

OPERATING EXPENSES:

  Research and development                        875,416               690,190         4,120,295
  Consulting fees                                 589,133               403,233         1,794,104
  Compensatory element of stock issuances
   pursuant to consulting agreements              340,656             1,267,828         3,739,055
  Other general and administrative expenses       841,777               843,736         3,950,689
                                             ------------          ------------      ------------

    TOTAL OPERATING EXPENSES                    2,646,982             3,204,987        13,604,143
                                             ------------          ------------      ------------

OPERATING LOSS                                 (2,646,982)           (3,204,987)      (13,604,143)
                                             ------------          ------------      ------------

OTHER EXPENSES:

  Interest expense                                632,270               522,760         1,389,893
  Amortization of deferred and unearned
   financing costs                              3,642,884               292,413        13,271,718
                                             ------------          ------------      ------------

    TOTAL OTHER EXPENSES                        4,275,154               815,173        14,661,611
                                             ------------          ------------      ------------

NET LOSS                                     $ (6,922,136)         $ (4,020,160)     $(28,265,754)
                                             ============          ============      ============

NET LOSS PER COMMON SHARE                          $(0.36)               $(0.18)
                                             ============          ============

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING                    19,288,291            22,333,601
                                             ============          ============

See notes to financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                     For the Three Months Ended Sept. 30,
                                                                     ------------------------------------

                                                                            1998             1999
                                                                      ------------          ------------

REVENUES                                                              $         --         $         --
                                                                      ------------         ------------

OPERATING EXPENSES:

  Research and development                                                 314,905              197,041
  Consulting fees                                                           83,786               85,747
  Compensatory element of stock issuances pursuant to consulting
   agreements                                                               13,785              607,740
  Other general and administrative expenses                                286,979              446,184
                                                                      ------------         ------------

    TOTAL OPERATING EXPENSES                                               699,455            1,336,712
                                                                      ------------         ------------

OPERATING LOSS                                                            (699,455)          (1,336,712)
                                                                      ------------         ------------

OTHER EXPENSES:

  Interest expense                                                         202,550              181,653
  Amortization of deferred and unearned financing costs                    593,223                   --
                                                                      ------------         ------------

    TOTAL OTHER EXPENSES                                                   795,773              181,653
                                                                      ------------         ------------

NET LOSS                                                              $ (1,495,228)        $ (1,518,365)
                                                                      ============         ============

NET LOSS PER COMMON SHARE                                             $      (0.08)        $      (0.06)
                                                                      ============         ============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING                                                            19,371,206           25,755,399
                                                                      ============         ============

See notes to financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                   (UNAUDITED)

        FOR THE PERIOD FROM INCEPTION (MAY 26, 1995) TO DECEMBER 31, 1998
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999




                                                                                         Additional                   Unearned
                                                      Date of         Common Stock        Paid-in     Due from        Financing
Period Ended December 31, 1995:                     Transaction     Shares     Amount     Capital    Stockholders      Costs
-------------------------------                     -----------  -----------  -------   -----------  ------------     ---------
                                                                       (1)
Founder shares issued ($0.00025 per share)            05/26/95     4,380,800   $1,095   $    (1,095)    $    --     $        --
Issuance of stock for offering consulting fees
  ($0.0625 per share)                                 08/31/95       440,000      110        27,390          --              --
Issuance of stock ($0.0625 and $0.25
  per share)                                           Various     4,080,000    1,020       523,980      (3,000)             --
Issuance of stock for license ($0.0625 per
  share)                                              08/31/95       600,000      150        37,350          --              --
Issuance of stock options for offering legal
  and consulting fees                                                     --       --        75,000          --              --
Offering expenses                                                         --       --      (105,398)         --              --
Net loss                                                                  --       --            --          --              --
                                                                  ----------   ------   -----------     -------     -----------

Balance - December 31, 1995                                        9,500,800    2,375       557,227      (3,000)             --

Year Ended December 31, 1996:
-----------------------------

Issuance of stock ($0.25 per share)                    Various     1,278,000      320       319,180          --              --
Exercise of stock options                             01/18/96       600,000      150            --          --              --
Issuance of stock for consulting fees
  ($0.34375 per share)                                03/22/96       160,000       40        54,960          --              --
Issuance of stock for consulting fees
  ($0.0625 per share)                                 05/15/96     2,628,000      657       163,593          --              --
Issuance of stock for consulting fees
  ($0.590625 per share)                               06/19/96     1,500,000      375       885,563          --              --
Issuance of stock for consulting fees
  ($1.82 per share)                                   11/12/96        57,036       14       104,275          --              --
Issuance of stock pursuant to bridge financing
  ($1.81325 per share)                                   12/96     1,500,000      375     2,719,500          --      (2,719,875)
Amortization of unearned financing costs                                  --       --            --          --         226,656
Repayment by stockholders                                                 --       --            --       3,000              --
Net loss                                                                  --       --            --          --              --
                                                                  ----------   ------   -----------     -------     -----------

Balance - December 31, 1996                                       17,223,836   $4,306   $ 4,804,298     $    --     $(2,493,219)
                                                                  ==========   ======   ===========     =======     ===========


                                                      Deficit
                                                    Accumulated
                                                     During the
                                                    Development
Period Ended December 31, 1995:                        Stage         Total
-------------------------------                     -----------   -----------

Founder shares issued ($0.00025 per share)          $        --   $        --
Issuance of stock for offering consulting fees
  ($0.0625 per share)                                        --        27,500
Issuance of stock ($0.0625 and $0.25
  per share)                                                 --       522,000
Issuance of stock for license ($0.0625 per
  share)                                                     --        37,500
Issuance of stock options for offering legal
  and consulting fees                                        --        75,000
Offering expenses                                            --      (105,398)
Net loss                                               (513,226)     (513,226)
                                                    -----------   -----------

Balance - December 31, 1995                            (513,226)       43,376

Year Ended December 31, 1996:
-----------------------------

Issuance of stock ($0.25 per share)                          --       319,500
Exercise of stock options                                    --           150
Issuance of stock for consulting fees
  ($0.34375 per share)                                       --        55,000
Issuance of stock for consulting fees
  ($0.0625 per share)                                        --       164,250
Issuance of stock for consulting fees
  ($0.590625 per share)                                      --       885,938
Issuance of stock for consulting fees
  ($1.82 per share)                                          --       104,289
Issuance of stock pursuant to bridge financing
  ($1.81325 per share)                                       --            --
Amortization of unearned financing costs                     --       226,656
Repayment by stockholders                                    --         3,000
Net loss                                             (3,476,983)   (3,476,983)
                                                    -----------   -----------

Balance - December 31, 1996                         $(3,990,209)  $(1,674,824)
                                                    ===========   ===========

(1) Share amounts have been restated to reflect the 4 for 1 stock split on June 1, 1996.

See notes to financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                   (UNAUDITED)

        FOR THE PERIOD FROM INCEPTION (MAY 26, 1995) TO DECEMBER 31, 1998
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999



                                                                                         Additional                   Unearned
                                                      Date of         Common Stock        Paid-in     Due from        Financing
Year Ended December 31, 1997:                       Transaction     Shares     Amount     Capital    Stockholders      Costs
-------------------------------                     -----------  -----------  -------   -----------  ------------     ---------
                                                                       (1)
Balance - December 31, 1996                                      17,223,836    $4,306   $ 4,804,298     $    --     $(2,493,219)

Issuance of stock for consulting fees
  ($2.50 per share)                                      03/97       64,000        16       159,984          --              --
Issuance of stock for consulting fees
  ($5.45 per share)                                      06/97       39,000         9       212,540          --              --
Issuance of stock for consulting fees
  ($5.00 per share)                                      09/97       59,000        15       294,986          --              --
Issuance of stock pursuant to penalty
  provision of bridge financing
  ($5.45 per share)                                      06/97      500,000       125     2,724,875          --      (2,725,000)
Value assigned to conversion feature of
  Convertible Debentures                                 11/97           --        --     1,337,143          --      (1,337,143)
Value assigned to issuance of 127,500 warrants
  in consideration for interest and placement
  fees in connection with Convertible
  Debentures                                             11/97           --        --       284,480     (284,480)            --
Value assigned to issuance of 35,000 warrants
  to shareholder for consulting services                 11/97           --        --        39,588     (39,588)             --
Value assigned to issuance of 364,000 warrants
  to shareholder as additional consideration
  for financing activities                               11/97           --        --       862,680          --        (862,680)
Issuance of stock for consulting fees
  ($4.00 per share)                                      12/97       43,000        11       171,989          --              --
Accrual of stock issued January 1998 pursuant
  to penalty provision of bridge financing
  ($2.00 per share)                                      12/97    1,000,000       250     1,999,750          --      (2,000,000)
Amortization of unearned financing costs                                 --        --            --          --       8,426,793
Net loss                                                                 --        --            --          --              --
                                                                 ----------    ------   -----------     -------     -----------
                                                                                    -             -           -               -
Balance - December 31, 1997                                      18,928,836    $4,732   $12,892,313     $    --     $(1,315,317)
                                                                 ==========    ======   ===========     =======     ===========


                                                       Deficit
                                                     Accumulated
                                                      During the
                                                     Development
Year Ended December 31, 1997:                           Stage         Total
-------------------------------                      -----------   -----------

Balance - December 31, 1996                          $(3,990,209)  $(1,674,824)

Issuance of stock for consulting fees
  ($2.50 per share)                                           --       160,000
Issuance of stock for consulting fees
  ($5.45 per share)                                           --       212,549
Issuance of stock for consulting fees
  ($5.00 per share)                                           --       295,001
Issuance of stock pursuant to penalty
  provision of bridge financing
  ($5.45 per share)                                           --            --
Value assigned to conversion feature of
  Convertible Debentures                                      --            --
Value assigned to issuance of 127,500 warrants
  in consideration for interest and placement
  fees in connection with Convertible                         --            --
  Debentures
Value assigned to issuance of 35,000 warrants                 --            --
  to shareholder for consulting services
Value assigned to issuance of 364,000 warrants
  to shareholder as additional consideration
  for financing activities                                    --            --
Issuance of stock for consulting fees
  ($4.00 per share)                                           --       172,000
Accrual of stock issued January 1998 pursuant
  to penalty provision of bridge financing
  ($2.00 per share)                                           --            --
Amortization of unearned financing costs                      --     8,426,793
Net loss                                             (12,441,242)   12,441,242)
                                                     -----------   -----------
                                                               -             -
Balance - December 31, 1997                         $(16,431,451)  $(4,849,723)
                                                    ============   ===========

(1) Share amounts have been restated to reflect the 4 for 1 stock split on June 1, 1996.

See notes to financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY

        FOR THE PERIOD FROM INCEPTION (MAY 26, 1995) TO DECEMBER 31, 1998
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999



                                                                                         Additional                   Unearned
                                                      Date of         Common Stock        Paid-in     Due from        Financing
Year Ended December 31, 1998:                       Transaction     Shares     Amount     Capital    Stockholders      Costs
-------------------------------                     -----------  -----------  -------   -----------  ------------     ---------
                                                                       (1)
Balance - December 31, 1997                                      18,928,836    $4,732   $12,892,313     $    --     $(1,315,317)
Issuance of stock for consulting fees
  ($2.58 per share)                                      03/98       43,000        11       110,930          --              --
Issuance of stock for consulting fees
  ($0.85 per share)                                      06/98      143,000        35       215,895          --              --
Issuance of stock for consulting fees
  ($0.32 per share)                                      09/98      126,617        32       107,503          --              --
Issuance of stock for consulting fees                    12/98      155,427        39        81,505          --              --
Issuance of stock pursuant to penalty
  provision of bridge financing
  ($1.0625 per share)                                    04/98      500,000       125       531,124          --        (531,249)
Value assigned to conversion feature of
  Convertible Debentures and 60,000
  warrants issued as additional interest                 02/98           --        --     1,100,000          --      (1,100,000)
Value assigned to conversion feature of
  Convertible Debentures and 125,000 warrants
  issued as additional interest                          07/98           --        --       475,000          --        (475,000)
Cancellation of stock issued for consulting
  fees                                                   07/98     (375,000)      (94)      (93,656)         --              --
Issuance of stock for conversion of debenture
  note payable ($0.32 per share)                   9/98, 11/98      100,002        25        32,169          --              --
Amortization of unearned financing costs                                 --        --            --          --       3,374,066
Net loss                                                                 --        --            --          --              --
                                                                 ----------    ------   -----------     -------     -----------

Balance - December 31, 1998                                      19,621,882    $4,905   $15,452,783     $    --     $   (47,500)
                                                                 ==========    ======   ===========     =======     ===========


                                                       Deficit
                                                     Accumulated
                                                      During the
                                                     Development
Year Ended December 31, 1998:                           Stage         Total
-------------------------------                      -----------   -----------

Balance - December 31, 1997                          $(16,431,451) $(4,849,723)
Issuance of stock for consulting fees
  ($2.58 per share)                                           --       110,941
Issuance of stock for consulting fees
  ($0.85 per share)                                           --       215,930
Issuance of stock for consulting fees
  ($0.32 per share)                                           --       107,535
Issuance of stock for consulting fees                         --        81,544
Issuance of stock pursuant to penalty
  provision of bridge financing
  ($1.0625 per share)                                         --            --
Value assigned to conversion feature of
  Convertible Debentures and 60,000
  warrants issued as additional interest                      --            --
Value assigned to conversion feature of
  Convertible Debentures and 125,000 warrants
  issued as additional interest                               --            --
Cancellation of stock issued for consulting
  fees                                                        --       (93,750)
Issuance of stock for conversion of debenture
  note payable ($0.32 per share)                              --        32,194
Amortization of unearned financing costs                      --     3,374,066
Net loss                                              (7,814,143)   (7,814,143)
                                                     -----------   -----------

Balance - December 31, 1998                         $(24,245,594)  $(8,835,406)
                                                    ============   ===========

(1) Share amounts have been restated to reflect the 4 for 1 stock split on June 1, 1996.

See notes to financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                   (UNAUDITED)

        FOR THE PERIOD FROM INCEPTION (MAY 26, 1995) TO DECEMBER 31, 1998
                  AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999



                                                                                         Additional                   Unearned
                                                      Date of         Common Stock        Paid-in     Due from        Financing
Nine Months Ended September 30, 1999:               Transaction     Shares     Amount     Capital    Stockholders      Costs
-------------------------------------               -----------  -----------  -------   -----------  ------------     ---------
                                                                       (1)
Balance - December 31, 1998                                       9,621,882    $4,905   $15,452,783     $    --     $   (47,500)
Issuance of stock for consulting fees
  ($0.77 per share)                                      03/99      116,039    $   29   $    89,871          --     $        --
Issuance of stock for consulting fees
  ($0.72 per share)                                      06/99      624,332       156       446,532          --              --
Issuance of stock for consulting fees
  ($0.98 per share)                                      09/99      615,310       154       607,586          --              --
Issuance of stock for conversion of debenture
  note payable ($0.35 per share)                         02/99      987,201       247       341,029          --              --
Issuance of stock for finder's fee
  ($0.77 per share)                                      09/99       82,580        20        63,727          --              --
Value assigned to conversion feature of
  Convertible Debentures and 84,750 warrants
  issued as additional interest                          01/99           --        --       175,425          --        (175,425)
Value assigned to additional consideration for
  financing activities ($0.72 per share)                 05/99      100,000        25        71,975          --         (72,000)
Acquisition of 6,795,000 shares of Kurchatov
  Research Holdings, Ltd. ($1.07 per share)              09/99    4,530,000     1,133     4,840,305          --              --
Issuance of stock ($0.25 per share)                      06/99    1,900,000       475       474,525          --              --
Issuance of stock ($0.25 per share)                      09/99    2,000,000       500       499,500          --              --
Modification of warrants issued                          06/99           --        --       123,500          --              --
Amortization of unearned financing costs                                 --        --            --          --         290,052
Net loss                                                                 --        --            --          --              --
                                                                 ----------    ------   -----------     -------     -----------

Balance - September 30, 1999                                     30,577,344    $7,644   $23,186,758     $    --     $    (4,873)
                                                                 ==========    ======   ===========     =======     ===========


                                                        Deficit
                                                      Accumulated
                                                       During the
                                                      Development
Nine Months Ended September 30, 1999:                    Stage         Total
-------------------------------------                 -----------   -----------

Balance - December 31, 1998                           $(24,245,594) $(8,835,406)
Issuance of stock for consulting fees
  ($0.77 per share)                                   $        --   $    89,900
Issuance of stock for consulting fees
  ($0.72 per share)                                            --       446,688
Issuance of stock for consulting fees
  ($0.98 per share)                                            --       607,740
Issuance of stock for conversion of debenture
  note payable ($0.35 per share)                               --       341,276
Issuance of stock for finder's fee
  ($0.77 per share)                                            --        63,747
Value assigned to conversion feature of
  Convertible Debentures and 84,750 warrants
  issued as additional interest                                --            --
Value assigned to additional consideration for
  financing activities ($0.72 per share)                       --            --
Acquisition of 6,795,000 shares of Kurchatov
  Research Holdings, Ltd. ($1.07 per share)                    --     4,841,438
Issuance of stock ($0.25 per share)                            --       475,000
Issuance of stock ($0.25 per share)                            --       500,000
Modification of warrants issued                                --       123,500
Amortization of unearned financing costs                       --       290,052
Net loss                                               (4,020,160)   (4,020,160)
                                                      -----------   -----------

Balance - September 30, 1999                         $(28,265,754)  $(5,076,225)
                                                     ============   ===========

(1) Share amounts have been restated to reflect the 4 for 1 stock split on June 1, 1996.

See notes to financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                                           For the Period
                                                                                                           from Inception
                                                                     For the Nine Months Ended Sept. 30,  (May 26, 1995) to
                                                                           1998                  1999      Sept. 30, 1999
                                                                     ------------          -------------  -----------------


CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                           $ (6,922,136)         $ (4,020,160)    $(28,265,754)
  Adjustments to reconcile net loss to net cash provided by (used
   in) operating activities:
     Depreciation and amortization                                          7,046                 7,695           21,593
     Amortization of deferred and unearned financing costs              3,642,884               292,413       13,271,718
     Stock issued for license                                                  --                    --           37,500
     Consulting fees and other compensation satisfied by stock
      issuances                                                           340,656             1,331,575        3,802,802

     Cash provided by (used in) the change in assets and
      liabilities:
        (Decrease) increase in advances to related parties                     --                    --           (5,918)
        Increase in prepaid expenses                                       (4,708)                   --             (200)
        Increase in other assets                                           (4,400)               (2,200)          (9,751)
        Increase in deferred revenue                                           --               150,000          375,000
        Increase in accrued liabilities                                   955,662             1,125,719        2,494,720
                                                                     ------------          ------------     ------------

     NET CASH USED IN OPERATING ACTIVITIES                             (1,984,996)           (1,114,958)      (8,278,290)
                                                                     ------------          ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES

  Organization and patent costs                                                --                    --          (31,358)
  Capital expenditures                                                    (23,628)                   --          (40,972)
                                                                     ------------          ------------     ------------

    NET CASH USED IN INVESTING ACTIVITIES                                 (23,628)                   --          (72,330)
                                                                     ------------          ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from exercise of stock options                                      --                    --              150
  Proceeds from issuance of common stock                                       --               975,000        1,816,500
  Offering costs                                                               --                    --           (2,898)
  Repayment by stockholders                                                    --                    --            3,000
  Net proceeds from notes payable                                              --               450,000          450,000
  Proceeds from convertible debentures                                  4,000,000                    --        7,000,000
  Proceeds from bridge notes                                                   --                    --        2,000,000
  Repayment of bridge notes                                            (2,000,000)                   --       (2,000,000)
  Borrowings from stockholders                                                 --                    --          561,140
  Repayment to stockholders                                                    --                    --         (561,140)
  Deferred financing costs                                               (260,000)                   --         (604,150)
                                                                     ------------          ------------     ------------

    NET CASH PROVIDED BY FINANCING ACTIVITIES                           1,740,000             1,425,000        8,662,602
                                                                     ------------          ------------     ------------

(DECREASE) INCREASE IN CASH                                              (268,624)              310,042          311,982

CASH - BEGINNING                                                          617,756                 1,940               --
                                                                     ------------          ------------     ------------

CASH - ENDING                                                        $    349,132          $    311,982     $    311,982
                                                                     ============          ============     ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash paid during the period for:
    Interest                                                         $     36,630          $        526     $    316,447
                                                                     ============          ============     ============

    Income taxes                                                     $         --          $         --     $         --
                                                                     ============          ============     ============

    Interest converted to common stock                               $         --          $     31,276     $     31,276
                                                                     ============          ============     ============

See notes to financial statements.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

                               SEPTEMBER 30, 1999

NOTE 1 - BASIS OF PRESENTATION

            The accompanying financial statements are unaudited. These statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission ( the "SEC"). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to state fairly the financial position and results of operations as of and for the periods indicated. These financial statements should be read in conjunction with the Company's financial statements and notes thereto for the year ended December 31, 1998, included in the Company's Form 10K as filed with the Securities and Exchange Commission.

            The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2- BUSINESS AND CONTINUED OPERATIONS

            Eurotech, Ltd. (the "Company") was incorporated under the laws of the District of Columbia on May 26, 1995. The Company is a development-stage, technology transfer, holding, marketing and management company, formed to commercialize new, existing but previously unrecognized, and previously "classified" technologies, with a particular current emphasis on technologies developed by prominent research institutes and individual researchers in the former Soviet Union and in Israel, and to license those and other Western technologies for business and other commercial applications principally in Western and Central Europe, Ukraine, Russia and North America. Since the Company's formation, it has acquired development and marketing rights to a number of technologies by purchase, assignments, and licensing arrangements. The Company intends to operate its business by licensing its technologies to end-users and through development and operating joint ventures and strategic alliances. To date, the Company has not generated any revenues from operations.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

                               SEPTEMBER 30, 1999

NOTE 2 - BUSINESS AND CONTINUED OPERATIONS (Continued)

            The accompanying unaudited financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, as shown in the accompanying financial statements, the Company has incurred losses from operations from inception. As of September 30, 1999, the Company has a stockholders' deficiency of $5,076,225, a working capital deficiency of $3,318,151 and an accumulated deficit since inception of $28,265,754. The Company requires additional funds to commercialize its technologies and continue research and development efforts. Until the commencement of sales, the Company will have no operating revenues, but will continue to incur substantial expenses and operating losses. No assurances can be given that the Company can complete development of any technology, not yet completely developed, or that with respect to any technology that is fully developed, it can be manufactured on a large scale basis or at a feasible cost. Further, no assurance can be given that any technology will receive market acceptance. Being a start-up stage entity, the Company is subject to all the risks inherent in the establishment of a new enterprise and the marketing and manufacturing of a new product, many of which risks are beyond the control of the Company. These factors raise substantial doubt about the Company's ability to continue as a going concern.

            Since inception, the Company has financed its operations through sale of its securities, shareholder loans, a bridge financing totalling $2,000,000 completed in December of 1996, a Convertible Debenture financing of $3,000,000 completed in November of 1997 and a Convertible Debenture financing of $3,000,000 and $1,000,000 completed during February and July 1998, respectively. Proceeds from the February 1998 Convertible Debenture financing were used to retire the $2,000,000 bridge note. In January 1999, the Company borrowed $450,000 from two stockholders and issued a secured promissory note (see Note 3). In May 1999, the Company borrowed $50,000 from an unrelated party, which was repaid in June 1999. During the nine months ended September 30, 1999, the Company raised $975,000 from the sale of restricted common stock, of which $500,000 was raised during the quarter ended September 30, 1999. The Company is exploring additional sources of working capital, which include a private offering of common stock, private borrowings and joint ventures (see Note 7).

            While no assurance can be given, management believes the Company can raise adequate capital to keep the Company functioning during 1999. No assurance can be given that the Company can successfully obtain any working capital or complete any proposed offerings or, if obtained, that such funding will not cause substantial dilution to shareholders of the Company. Further, no assurance can be given as to the completion of research and development and the successful marketing of the technologies.

            These financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary as a result of the above uncertainty.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

                               SEPTEMBER 30, 1999

NOTE 3 - NOTES PAYABLE

            Secured Promissory Notes

            On January 6, 1999, the Company's Chairman and the majority convertible debt holder provided $450,000 of short-term financing to the Company, evidenced by two secured promissory notes. Each secured promissory note bears interest at 13% per annum and is due January 6, 2000. The promissory notes are collateralized by the Company's intangible assets and can be exchanged for 8% Convertible Debentures under terms similar to the current outstanding debentures. As additional consideration for the financing, the Company issued to the secured promissory note holders warrants to purchase 84,750 shares of the Company's common stock at an exercise price of $0.36 per share. The warrants expire five years from January 6, 1999.

            The Company has assigned a value to the debt's beneficial conversion feature and warrants amounting to $175,425, and such amount is being amortized over 180 days commencing January 6, 1999.

NOTE 4 - STOCKHOLDERS' DEFICIENCY

            Significant Common Stock Issuances During 1999

            During the nine months ended September 30, 1999, a debenture holder converted $310,000 of principal and $31,276 of accrued interest into 987,201 shares of common stock.

            During the nine months ended September 30, 1999, the Company issued 1,355,681 shares of common stock as consideration for consulting services performed by various employees and consultants, including related parties, through September 30, 1999. Shares issued under these arrangements were valued at $1,144,328, which was all charged to operations during the nine months ended September 30, 1999.

            During the nine months ended September 30, 1999, the Company sold 3,900,000 shares of its restricted common stock for $975,000.

            During the quarter ended September 30, 1999, the Company issued 82,580 shares to two directors and an employee as a finders fee valued at $63,747. This fee was in connection with the above 3,900,000 sale of restricted common stock.

            During September 1999, the Company acquired from CIS Development Corp. 6,795,000 shares of the voting capital stock of Kurchatov Research Holdings, Ltd. ("KRHL"). In exchange for the KRHL shares, the Company issued 4,530,000 shares of its own common stock. The KRHL shares were valued at $4,841,438.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

                               SEPTEMBER 30, 1999

NOTE 4 - STOCKHOLDERS' DEFICIENCY (Continued)

            Significant Common Stock Issuances During 1999 (Continued)

            In connection with a January 28, 1997 agreement with KRHL, the Company had agreed to pay KRHL 50% of the net profits derived from the sale, license or commercialization of any technologies or products based upon technologies developed by its scientists and transferred to the Company or supplied by the scientists to the Company.

            Warrants

            During the three months ended September 30, 1999, an officer was granted warrants to purchase 50,000 common shares at an exercise price of $0.75 per share. The warrants may be exercised over a three-year period. The warrants were assigned a value of $61,500, which was all charged to operations during the three months ended September 30, 1999.

            Stock Option Plans

            The Company has a 1995 Stock Option Plan and on August 13, 1999, 1999 Stock Option Plan was adopted by the Board of Directors of the Company. Under the Option Plans, 1,250,000 shares of the Company's common stock, subject to certain adjustments, are reserved for issuance upon the exercise of options. Options granted under the Option Plans may be either (i) options intended to constitute incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or any corresponding provisions of succeeding law (the "Code") or (ii) non-qualified stock options. Incentive stock options may be granted under the Option Plans to employees (including officers) of the Company or a subsidiary corporation (or any director of, or consultant or advisor to, the Corporation, as may be selected by the committee, or, if applicable, the Board) thereof on the date of grant. Non-qualified options may be granted to (i) non-employees of the Company or a subsidiary thereof on the date of the grant, and (ii) consultants of advisors who do not provide bonafide services, and such services must not be in connection with the offer or sale of securities in a capital raising transaction.

            By its terms, the Option Plans are to be administered by a committee (the "Committee") appointed by the Board of Directors which shall consist of either the entire Board of Directors, or by a committee of two or more persons (who may or may not be directors), and who serve at the discretion of the Board of Directors. Subject to the provisions of the Option Plans, the Committee has the authority to determine the persons to whom options will be granted, the exercise price, the term during which options may be exercised and such other terms and conditions as it deems appropriate.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

                               SEPTEMBER 30, 1999

NOTE 4 - STOCKHOLDERS' DEFICIENCY (Continued)

            Stock Option Plans

            During the nine months ended September 30, 1999, 500,000 options were granted under the 1995 Plan and 150,000 options were granted under the 1999 Plan. No options were exercised as of September 30, 1999.

            Earnings Per Share

            Securities that could potentially dilute basic earnings per share ("EPS") in the future that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented consist of the following:

Common stock reserved for warrants to purchase common stock            1,746,250
Common stock reserved for Convertible Debentures (assumed
  conversion at September 30, 1999 market value price and at
  largest discount)                                                    9,963,421

Common stock reserved for options to purchase common stock               650,000
                                                                      ----------

Total as of September 30, 1999                                        12,359,671
                                                                      ==========

Substantial issuance after September 30, 1999:
  Proposed sale of 12,355,270 common shares for $20 million, issuable over 10-month period commencing December 1999

NOTE 5 - TECHNOLOGY INVESTMENTS AND LICENSING AGREEMENT

            Investments in Israeli Technology Companies

            During 1997 and 1998, the Company agreed to acquire a 20% interest in seven separate Israeli technology, research and development companies ("incubators"). The Company's share of losses incurred by these companies has been accounted for on the equity basis and included in research and development expenses.

            The Company had, as of December 31, 1998, a 20% interest in Chemonol, Ltd., an Israeli research and development company. On January 20, 1999, the Company entered into an agreement to invest $300,000 in exchange for an additional 16% of Chemonol's voting stock. The agreement provides for the Company to make four (4) equal payments of $75,000 commencing March 1, 1999, July 1, 1999, October 1, 1999 and January 1, 2000. During the nine months ended September 30, 1999, the Company paid $150,000 under the agreement, which was charged to research and development costs.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

                               SEPTEMBER 30, 1999

NOTE 5 - TECHNOLOGY INVESTMENTS AND LICENSING AGREEMENT (Continued)

            Investments in Israeli Technology Companies (Continued)

            During the nine months ended September 30, 1999, an additional $161,000 was invested in the seven Israeli technology incubators. The Company is currently in negotiations to acquire an additional 25% of three of the seven Israeli technology incubators voting stock.

            The amount charged to research and development expenses related to these investments for the nine months ended September 30, 1999 approximated $311,000, which reduced the carrying value of the Company's investment in these seven companies to $-0- at September 30, 1999.

            Proposed Sale of Technology

            The Company received a deposit on a proposed sale of its sublicensing rights to Resealable Container Systems and TetraPak containers. The proposed transaction is presently in the discussion stage and to-date, no agreements have been signed. Included in unearned revenue is the $150,000 deposit related to the proposed sale.

            During the three quarters ended September 30, 1999, the Company has hired a marketing company for services in connection with its sublicensing rights to Resealable Container Systems and TetraPak containers.

NOTE 6 - CONTINGENCIES AND OTHER MATTERS

            Concentration of Credit Risk

            Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash which is at one bank. Future concentration of credit risk may arise from trade accounts receivable. Ongoing credit evaluations of customers' financial condition will be performed and, generally, no collateral will be required.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

                               SEPTEMBER 30, 1999

NOTE 6 - CONTINGENCIES AND OTHER MATTERS (Continued)

            International Operations

            The Company has strategic alliances, collaboration agreements and licensing agreements with entities which are based in Russia and Ukraine. Both of these countries have experienced volatile and frequently unfavorable economic, political and social conditions. The Russian economy and the Ukraine economy are characterized by declining gross domestic production, significant inflation, increasing rates of unemployment and underemployment, unstable currencies, and high levels of governmental debt as compared to gross domestic production. The prospects of widespread insolvencies and the collapse of various economic sectors exist in both countries.

            In view of the foregoing, the Company's business, earnings, asset values and prospects may be materially and adversely affected by developments with respect to inflation, interest rates, currency fluctuations, government policies, price and wage controls, exchange control regulations, taxation, expropriation, social instability, and other political, economic or diplomatic developments in or affecting Russia and Ukraine. The Company has no control over such conditions and developments, and can provide no assurance that such conditions and developments will not adversely affect the Company's operations.

            Litigation

            In December 1997, Raymond Dirks, Jessy Dirks, Robert Brisotti and David Morris filed an action in the Supreme Court for the State of New York, County of New York, against Eurotech, Ltd. for breach of contract, seeking injunctive relief, specific performance and monetary damages of nearly $5 million (the "Dirks Litigation"). The Dirks Litigation arises solely from an agreement between Eurotech and National Securities Corporation ("National") relating to financial advisory services to be performed by National Securities Corporation, a broker/dealer with which the plaintiffs were affiliated and of which Raymond Dirks Research was a division. Eurotech granted National a warrant certificate for 470,000 shares at $1.00 per share as a retainer for general financial advisory services. In conjunction with the separation of the plaintiffs and Raymond Dirks Research from National Securities Corporation, National assigned a significant portion of the warrant certificate to the plaintiffs. It is Eurotech's position that the warrant certificate is voidable.

            In October 1999, this litigation was settled by the Company agreeing to issue to the plaintiffs a total of 186,446 shares of the Company's common stock, payable in twelve equal monthly installments. As a result of this litigation, all 470,000 warrants to purchase Eurotech's common stock were cancelled.

                                 EUROTECH, LTD.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

                               SEPTEMBER 30, 1999

NOTE 6 - CONTINGENCIES AND OTHER MATTERS (Continued)

            Litigation (Continued)

            The former president has advised the Company that he believes that he was wrongfully terminated under the provisions of a certain employment agreement allegedly executed by the Company in his behalf, and has made demand for certain payments, as provided in the employment agreement in his possession. The Company has taken the position that there is no valid employment agreement with the former president and that he is not entitled to the payments demanded and is attempting to negotiate a settlement of the matter. Subsequently, the former President filed suit against the Company in the Superior Court of the District of Columbia seeking a monetary judgement in the amount of $360,000, plus prejudgement interest. The former President claims that this amount is due to him as severance pay under a purported employment agreement dated as of September 1, 1998. The Company believes that the purported employment agreement is not valid or binding and intends to defend vigorously against the claim.

NOTE 7 - SUBSEQUENT EVENT

            Proposed Financing

            On October 25, 1999, the Company has entered into an agreement to sell 28% of its authorized and unissued voting common stock for $20,000,000. A total of 12,355,270 shares shall be delivered into escrow upon the approval of the Board of Directors of Eurotech, Ltd. and upon notice that the purchaser has available in its account $20,000,000. The funds are to be paid in 10 monthly increments with one-tenths of the shares being released with each payment. The closing of this agreement is subject to the completion of a definitive purchase agreement.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      Set forth below are the expenses heretofore incurred and expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the amounts set forth below are estimates.

Securities and Exchange Commission registration fee ..........       $11,256.52
Printing and engraving expenses ..............................         5,000.00
Legal fees and expenses ......................................        70,000.00
Accounting fees and expenses .................................        15,000.00
Transfer Agent fees and expenses .............................         1,000.00
Miscellaneous expenses .......................................           500.00
                                                                    -----------
              Total .........................................       $102,756.52

      We will bear all expenses listed above.

Item 14. Indemnification of Directors and Officers

      Our Articles of Incorporation provide that we shall, to the full extent permitted by Section 29-304 of the District of Columbia Business Corporation Act, as from time to time amended and in effect, indemnify any and all persons we have the power to indemnify under said section. Section 29-304 of the Act grants to us the power to indemnify any and all of our directors or officers or former directors of officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties or a party, by reason of being or having been directors or officers or a director or officer of ours, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person is adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any Bylaw, agreement, vote of stockholders or otherwise. The foregoing provisions of our Articles of Incorporation may reduce the likelihood of derivative litigation against our directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit us and our stockholders.

      Additionally, our Bylaws provide for the indemnification of directors and officers. The specific provisions of the Bylaws related to such indemnifycation are as follows:

                                   ARTICLE VI

                                 INDEMNIFICATION

                  No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.

      We have obtained an officers' and directors' liability insurance policy which will indemnify officers and directors for losses arising from any claim by reason of a wrongful act under certain circumstances where we do not indemnify such officer or director, and will reimburse us for any amounts where we may by law indemnify any of our officers or directors in connection with a claim by reason of a wrongful act.

Item 15. Recent Sales of Unregistered Securities

      In December, 1996, we completed a private placement of 40 Units, each consisting of a one-year promissory note in the principal amount of $50,000 and 25,000 shares of our common stock for an aggregate offering price of $2,000,000. The Units were offered and sold in reliance on an exemption from registration pursuant to Rule 506 of Regulation D under the Act, and only to accredited investors within the meaning of Rule 501 of Regulation D under the Act.

      The proceeds of such offering were used as follows:

            Purpose                                                Amount
            -------                                                ------
      Legal fees                                                  $120,000
      Accounting fees                                                5,000
      Consulting fees                                              350,000
      Repayment of loans                                           210,000
      Salaries                                                     100,000
      Technology development                                       915,000
      Reserved for working capital                                 300,000

      In November 1997 we completed a private placement of $3,000,000 principal amount of our 8% convertible debentures due November 27, 2000 and of warrants to purchase up to 60,000 shares of our common stock. The warrants were issued as additional consideration for the purchase of the debentures. The proceeds of such offering were be used as follows:

            Purpose                                                Amount
            -------                                                ------
      Technology acquisition and development                     $1,000,000
      Interest on debt                                              678,000
      Working capital                                             1,000,000

      In February 1998, we completed a private placement of $3,000,000 principal amount of our 8% convertible debentures due February 23, 2001 and of warrants to purchase up to 60,000 shares of our common stock. The warrants were issued as additional consideration for the purchase of the debentures. The proceeds of such offering were used as follows:

            Purpose                                                Amount
            -------                                                ------
      Retirement of debt                                         $1,000,000
      Working capital                                               678,000

      In July 1998, we completed a private placement of $1,000,000 of our convertible debentures due July 20, 2001 and warrants to purchase up to 125,000 and shares of our common stock. The proceeds of such offering were used as follows:

            Purpose                                                Amount
            -------                                                ------
      Working capital                                             $975,000
      Legal and accounting fees                                     25,000

      As part of the July, 1998 convertible debentures financing, we modified our prior Convertible Debenture agreements to eliminate the conversion price "floor" attendant to the Debentures. Without the conversion price "floor", the Company is not able to determine the number of shares that the convertible debenture may be converted into. Accordingly, there existed a possibility of substantial dilution to the shareholders of the Company upon conversion of all or any portion of the convertible debentures. In January, 2000, we reached a further agreement with the holders of the convertible debentures pursuant to which we paid them all overdue interest in cash and reestablished the conversion price "floor" at $2.00 per share. Thus we are again able to calculate with precision the maximum numbers of shares into which the several outstanding convertible debentures may be converted, and shares in those numbers are among the shares included in this registration statement.

      In September 1999 we completed a private placement of 3,900,000 shares of our common stock for an aggregate offering price of $975,500. The Units were offered and sold only to accredited investors and were not registered in reliance on section 4(2) of the Act, and within the meaning of Rule 501 of Regulation D under the Act. :

            Purpose                                                Amount
            -------                                                ------
      Accounting Fees                                              30,000
      Legal Fees                                                   25,000
      Consulting Fees                                              97,500
      Working Capital                                             822,500

            In September, 1999, we issued to CIS Development controlled by Mr. Peter Gulko,for the benefit of the EKOR scientist one of our organizers, formerly a director and officer of ours, and currently a consultant to us, 4,530,000 shares of our common stock in exchange for 6,795,000 shares of the common stock (amounting to about 40% of the outstanding stock) of Kurchatov Research Holdings, Ltd., a Delaware corporation ("KRHL"). Mr. Gulko has informed us that he held the KRHL shares that he sold to us, and is holding our shares that we issued to him, for the benefit of certain scientists in the former Soviet Union who invented and are assisting us in the commercialization of our most important technology. Pursuant to our agreement with the investor, however, 500,000 shares so issued are included this registration statement. As of January 31, 2000, we have reserved 2,000,000 shares of our common stock to be issued to KRHL as part of a transaction that involved, in addition, (once KRHL complies with final requirements).

      o The release by KRHL to us of its profit interest in the EKOR technology, subject to a 2% royalty on sales and service of EKOR;

      o The release by us to KRHL of resealing can technology, subject to a 6% royalty on gross sales, for which an affiliate of KRHL had already paid us $150,000 on account;

      o KRHL's agreement to pay to us on September 1, 2000 an additional $350,000 for the resealing can technology;

      o The surrender by us to KRHL of KRHL's own shares that we had acquired from Mr. Gulko; and (once KRHL complies with final requirements).

      o The assumption by us, with the express consent of Spinneret Financial Services, Inc. of KRHL's obligations to that organization.

This transaction is described in more detail in the prospectus. We did not register the 2,000,000 shares that we issued to KRHL in this transaction in reliance on Section 4(2) of the Act.

      As of December 15, 1999, we issued to Spinneret Financial Systems, Inc. 1,000,000 shares of our common stock in consideration of the release by Spinneret of all obligations to it that we had assumed from KRHL. The sole owner, director and officer of Spinneret is the brother of our President and Chief Executive Officer. Pursuant to our agreement with the investor, however, the shares so issued and the shares purchasable upon the exercise of the warrants are included this registration statement.

      On December 31, 1999, we placed privately with a single institutional investor 1,882,353 shares of our common stock for $3,000,000. As additional consideration, we issued to the investor five-year warrants to purchase up to 200,000 additional shares at the bid price of the outstanding shares on the date of issue. We did not register these issues in reliance on Section 4(2) of the Act. Pursuant to our agreement with the investor, however, the shares so issued and the shares purchasable upon the exercise of the warrants are included this registration statement. The proceeds of this placement were or are expected to be used as follows:

              Purpose                                                Amount
              -------                                                ------

Consulting fee paid to Spinneret Financial Systems, Inc.          $  150,000
Legal Fees                                                        $   18,000
Working Capital                                                   $2,832,000

The terms of this transaction include (1) an obligation to issue additional shares to the investor as a result of "repricing" if the market value of our outstanding shares declines during certain periods after the effectiveness of this Post-Effective Amendment No. 2.; and (2) our right to sell additional shares to the investor in discrete installments for aggregate proceeds of up to $22,000,000. We would have an obligation to register any and all such additional shares, if so issued.

Item 16. Exhibits and Financial Statement Schedules

            (a)   Exhibits

            Exhibit
            No.         Description of Exhibit
            -------     ----------------------

            3.1         Articles of Incorporation of the Company(1)

            3.2         Bylaws of the Company(1)

            4.1         Form of Common Stock Certificate(1)

            10.1        Material Contracts(2)

            10.2 Technology Purchase Agreement between the Company and Oleg L. Figovsky(2)

            10.3 Technology Purchase Agreement between the Company and Oleg L. Figovsky(2)

            10.4 Technology Purchase Agreement between the Company and Oleg L. Figovsky(2)

            10.5 Teaming Agreement between the Company and Duke Engineering & Services, Inc.(2)

            10.6        Form of Agreement between the Company, V. Rosenband and
                        C. Sokolinsky, and Ofek Le-Oleh Foundation(2)

            10.6.2 Equity Sharing Agreement between the Company, V. Rosenband and C. Sokolinsky(2)

            10.6.3      Voting Agreement between the Company, V. Rosenband and
                        C. Sokolinsky(2)

            10.7.1      Investment Agreement between the Company and Chemonol,
                        Ltd.(2)

            10.7.2 Equity Sharing Agreement between the Company and Leonid Shapovalov(2)

            10.7.3      Voting Agreement between the Company and Leonid
                        Shapovalov(2)

            10.8.1      Agreement between the Company and Separator, Ltd.(2)

            10.8.2      Equity Sharing Agreement between the Company and Efim
                        Broide(2)

            10.8.3      Voting Agreement between the Company and Efim Broide(2)

            10.9.1 Form of Agreement between the Company, Ofek Le-Oleh Foundation and Y. Kopit(2)

            10.9.2 Equity Sharing Agreement between the Company, Y. Kopit and V. Rosenband(2)

            10.9.3 Voting Agreement between the Company, Y. Kopit and V. Rosenband(2)

            10.10 Form of License Agreement between the Company and ERBC Holdings, Ltd.(2)

            10.11.1 Cooperation Agreement between the Company and Forschungszentrum Julich GmbH(2)

            10.11.2 Four Party agreement with the three entities in Germany, for EKOR Germany testing

            10.12.1 Convertible Debenture Purchase Agreement among the Company, JNC Opportunity Fund, Ltd. and Diversified Strategies Fund, L.P.(2)

            10.12.2 Escrow Agreement among the Company, JNC Opportunity Fund, Ltd. and Diversified Strategies Fund, L.P. and Robinson, Silverman, Pearce, Aronsohn & Berman, LLP(2)

            10.12.3 Registration rights Agreement among the Company, JNC Opportunity Fund, Ltd. and Diversified Strategies Fund,

                        L.P.(2)

            10.12.4 Form of 8% Convertible Debenture Due November 27, 2000 between the Company and JNC Opportunity Fund, Ltd.(2)

            10.12.5 Form of 8% Convertible Debenture Due November 27, 2000 between the Company and Diversified Strategies Fund, L.P.(2)

            10.12.6 Warrant No. 1 between the Company and JNC Opportunity Fund, Ltd.(2)

            10.12.7 Warrant No. 2 between the Company and Diversified Strategies Fund, L.P.(2)

            10.12.8 Warrant No. 3 between the Company and Diversified Strategies Fund, L.P.(2)

            10.13.1 Convertible Debenture Purchase Agreement between the Company and JNC Opportunity Fund, Ltd.(2)

            10.13.2 Escrow Agreement among the Company, JNC Opportunity Fund, Ltd. and Robinson, Silverman, Pearce, Aronsohn and Berman, LLP(2)

            10.13.3 Registration Rights Agreement between the Company and JNC Opportunity Fund, Ltd.(2)

            10.13.4 Form of 8% Convertible Debenture Due February 23, 2001 between the Company and JNC Opportunity Fund, Ltd.(2)

            10.13.5     Warrant No. 3 between the Company and JNC Opportunity
                        Fund(2)

            10.14.1 Debenture Purchase Agreement between the Company and JNC Strategic Fund Ltd.(3)

            10.14.2 Form of 8% Convertible Debenture No.1 Due July 20, 2001 between the Company and JNC Strategic Fund Ltd.(3)

            10.14.3     Form of 8% Convertible Debenture No.2 Due
                        February 23, 2001 between the Company and JNC Opportunity Fund, Ltd.(3)

            10.14.4 Warrant No. 4 between the Company and JNC Strategic Fund Ltd.(3)

            10.14.5 Registration Rights Agreement between the Company and JNC Strategic Fund Ltd.(3)

            10.14.6 Amended and Revised 8% Convertible Debenture No.1 Due February 23, 2001 between the Company and JNC Opportunity Fund, Ltd.(3)

            10.14.7 Amended and Revised 8% Convertible Debenture No.2 Due July 20, 2001 between the Company and JNC Strategic F Fund Ltd.(3)

            10.14.8 Amended and Revised 8% Convertible Debenture No.13 Due November 27, 2000 between the Company and JNC Opportunity Fund, Ltd.(3)

            10.14.9 Amended and Revised 8% Convertible Debenture No.14 due November 27, 2000 between the Company and Diversified Strategies Fund, L.P.(3)

            10.15.1     Agreement between the Company and David Wilkes(3)

            10.15.2 Secured Promissory Note between the Company as Maker And JNC Strategic Fund Ltd. as Payee(3)

            10.15.3 Secured Promissory Note between the Company as Maker and David Wilkes as Payee(3)

            10.15.4 Secured Promissory Note between the Company as Maker and David Wilkes as Payee(3)

            10.15.5 Escrow Agreement among the Company, JNC Strategic Fund Ltd. and Encore Capital Management, L.L.C.(3)

            10.15.6 Security Agreement by the Company in favor of JNC Strategic Fund Ltd. and David Wilkes(3)

            10.15.7     Warrant between the Company and JNC Strategic Fund
                        Ltd.(3)

            10.15.7     Warrant issued by the Company to David Wilkes(3)

            10.15.8 Form of 8% Convertible Debenture Due Three Years from Original Issue Date between the Company and JNC Strategic Fund Ltd.(3)

            10.15.9     Employment Agreement between the Company and Frank
                        Fawcett(4)

            10.15.10 Disengagement Agreement between the Company and Frank Fawcett(4)

            10.16.1     Letter Agreement between the Company and Don V.
                        Hahnfeldt(4)

            10.16.2 Revised employment agreement between the Company and Don V. Hahnfeldt(7)

            10.17 Agreement dated September 9, 1999 between the Company and Peter Gulko(5)

            10.18 Agreement dated as of November 30, 1999 between the Company and Kurchatov Research Holdings, Ltd.(6)

            10.19 Agreement dated as of December 15, 1999 between the Company and Spinneret Financial Services, Inc.(7)

            10.20.1 Common Stock Purchase Agreement dated December 31, 1999 between the Company and Woodward LLC(7)

            10.20.2     Warrant issued by the Company to Woodward LLC(7)

            10.20.3 Registration Rights Agreement between the Company and Woodward LLC(7)

            10.20.4 Commitment Agreement ($22,000,000) between the Company and Woodward LLC(7)

            10.20.5 Escrows Agreement among the Company, Woodward LLC and Krieger & Prager(7)

            23.1      Consent of Tabb, Conigliaro & McGann(4)

-------------------

      (1)   Previously filed

      (2) Incorporated by reference to such Exhibits filed with our registration statement on Form 10 on File with the Commission, file number 000-22129

      (3) Incorporated by reference to such Exhibits filed with the Company's Current Report on Form 8-K under the Securities Exchange Act of 1934, on file with the Commission

      (4) Filed with Post-Effective Amendment No. 1 to this Registration Statement on Form S-1

      (5) Incorporated by reference to such Exhibit filed by Peter Gulko with his Statement on Schedule 13D

      (6) Incorporated by reference to such Exhibit filed with the Company's Current Report on Form 8-K under the Securities Exchange Act of 1934, on file with the Commission

      (7)   Filed herewith

            (b)(1) See Audited Financial Statements and supplementary data index which appears on page F-1 herein.

               (2) Schedules have been omitted because they are either not applicable or the required information is shown in the financial statements or notes thereto.

Item 17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      We hereby undertake that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

      (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      We hereby further undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any acts or events arising after the effective date of the Registration Statement or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

      (3) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post Effective Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Washington, District of Columbia, on January 31, 2000.

                                        EUROTECH, LTD.


                                        By: /s/ Don V. Hahnfeldt
                                            ------------------------------------
                                            Don V. Hahnfeldt
                                            President and CEO

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Don V. Hahnfeldt his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his place and stead, in any and all capacities, to sign any and all further amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and comfirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to registration statement has been signed by the following persons in the capacities on the dates indicated:

             Person                          Capacity               Date
             ------                          --------               ----


/s/ Chad A. Verdi                      Chairman of the Board   January 31, 2000
-------------------------------        of Directors
    Chad A. Verdi


/s/ Randolph A. Graves, Jr.            Director                January 31, 2000
-------------------------------
    Randolph A. Graves, Jr.


/s/ Don V. Hahnfeldt                   Director, President,    January 31, 2000
-------------------------------        Chief Executive Officer
    Don V. Hahnfeldt


/s/ Michael L. Thomas                  Vice President, Chief   January 31, 2000
-------------------------------        Administrative Officer
    Michael L. Thomas                  and Corporate Secretary
                                       Chief Financial and
                                       Accounting Officer

================================================================================

      No dealer, sales representative or any other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                -----------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary                                                             2
Selected Financial Data                                                        3
Risk Factors                                                                   5
Use of Proceeds                                                               11
Dividends                                                                     11
Capitalization                                                                11
Certain Recent Transactions                                                   12
Our Management's Discussion and Analysis
  of Results of Operations and
  Financial Condition                                                         13
Our Business                                                                  16
Market for Our Common Stock                                                   27
Management                                                                    28
Principal and Selling Shareholders                                            33
Transactions with Major Shareholders, Directors and Officers                  36
Description of Securities                                                     37
Shares Eligible for Future Sale                                               38
Plan of Distribution                                                          38
Experts                                                                       38
Additional Information                                                        39
Index to Financial Statements                                                F-1

                                -----------------

================================================================================

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                                 EUROTECH, LTD.

                        11,916,942 Shares of Common Stock

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                                   PROSPECTUS

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